SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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822 Bishop Street, Honolulu, Hawaii 96813

March 14, 2014

To the Shareholders of Alexander & Baldwin, Inc.:

You are invited to attend the 2014 Annual Meeting of Shareholders of Alexander & Baldwin, Inc., to be held at A&B headquarters, 822 Bishop Street, Honolulu, Hawaii, on Tuesday, April 29, 2014 at 8:30 a.m. We look forward to the opportunity to meet with you and discuss the Company’s performance during 2013, and our future plans and expectations.

Whether or not you now plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by requesting a paper proxy card to complete and return by mail. Specific instructions for shareholders are included in the enclosed proxy or on a Notice of Internet Availability of Proxy Materials being distributed to shareholders on or around March 14, 2014.

Your vote is important and your shares should be represented. Thank you for your continued support of A&B.

Sincerely,

/s/ Stanley M. Kuriyama

STANLEY M. KURIYAMA
Chairman of the Board and Chief Executive Officer

822 Bishop Street, Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held at A&B headquarters at 822 Bishop Street, Honolulu, Hawaii, on Tuesday, April 29, 2014, at 8:30 a.m., Honolulu time, to:

1.	Elect three Class II directors for a three-year term expiring at the 2017 Annual Meeting of Shareholders;

2.	Conduct an advisory vote on executive compensation;

3.	Ratify the appointment of the independent registered public accounting firm for the ensuing year; and

4.	Transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on February 20, 2014 as the record date for the meeting. Owners of Alexander & Baldwin, Inc. stock at the close of business on that date are entitled to receive notice of and to vote at the meeting. Shareholders will be asked at the meeting to present a valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE PROMPTLY VOTE VIA THE INTERNET OR BY TELEPHONE, OR REQUEST A PAPER PROXY CARD TO COMPLETE AND RETURN BY MAIL.

By Order of the Board of Directors,

/s/ Alyson J. Nakamura

ALYSON J. NAKAMURA
Corporate Secretary
March 14, 2014

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SUMMARY INFORMATION

To assist you in reviewing this Proxy Statement, we would like to call your attention to key elements of this document. The following description is only a summary. For more information, please read the complete Proxy Statement.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Tuesday, April 29, 2014, 8:30 a.m.

Place:	A&B Headquarters
822 Bishop Street
Honolulu, Hawaii 96813

Record Date:	February 20, 2014

Voting:	Shareholders as of the record date are entitled to vote.

Admission:
Shareholders will be asked to present a valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

MEETING AGENDA

Agenda Item	Board Recommendation	Page Reference
Election of 3 Class II directors	FOR each director nominee	2
Advisory vote on executive compensation	FOR	42
Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	44

BOARD NOMINEES

The following table provides summary information about each director nominee. Each director nominee is elected for a three-year term.

Name	Director Since	Occupation	Experience/ Qualification
W. Allen Doane	2012	Retired Chairman and CEO of A&B Predecessor	• Leadership • Real Estate • Finance
David C. Hulihee	2013	CEO of Grace Pacific LLC, a wholly-owned subsidiary of A&B	• Leadership • Construction • Finance
Stanley M. Kuriyama	2012	Chairman and CEO of A&B	• Leadership • Real Estate • Finance

FINANCIAL HIGHLIGHTS

In 2013, the Company achieved adjusted net income of $39.8 million1 ($36.9 million on a GAAP basis, which includes expenses associated with the acquisition of Grace Pacific Corporation). The adjusted net income represents a 23 percent year-over-year increase from $32.3 million of adjusted net income in 2012. Revenues in 2013 also were up – $365.2 million compared to 2012 revenues of $261.5 million.

During 2013, A&B invested over one billion dollars in Hawaii. More than half of this amount was invested in Hawaii income-producing properties, as we implemented our strategy of migrating our commercial property portfolio to Hawaii. Value creating transactions included the acquisitions of Grace Pacific Corporation, the Kaneohe Ranch portfolio (one of the finest commercial portfolios in Hawaii), and a portfolio of upscale residential lots in Kahala (the most exclusive residential neighborhood in the state), all of which further positioned A&B for future success as the Hawaii economy and real estate markets improve.
* A&B separated from Matson, Inc. ("Matson") in June 2012; 2012 figures exclude results from Matson’s operations.

A&B continues to perform well following its successful separation from Matson on June 29, 2012, forming a new publicly-traded company focused primarily on growing its presence in Hawaii, where it can best leverage its local knowledge, capabilities and relationships (the “Separation”). In 2013, A&B’s share price appreciated 42%, surpassing the S&P Mid Cap 400 Index (up 33%) and the Russell 2000 (up 39%). In addition, A&B initiated a modest quarterly dividend.
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1 Refer to page 42 for a reconciliation of adjusted net income.

EXECUTIVE COMPENSATION

All elements of executive compensation are generally targeted at the 50th percentile of survey data. The Company firmly believes in pay for performance, to ensure alignment with the interests of the Company’s shareholders and to drive the achievement of the Company’s business objectives. Accordingly, the majority of executive compensation is tied to performance.

In 2013, the Company’s CEO received 30 percent of his target compensation as salary. The remaining 70 percent was performance-based and at risk. For our other named executive officers, 58 percent of their target compensation was performance-based and at risk. Post-Separation, the Company has further adjusted its compensation programs to focus on pay for performance.

We encourage you to read our Compensation Discussion and Analysis (CD&A), which begins on page 17 and describes our pay for performance philosophy and each element of compensation. Our Board of Directors recommends approval, on an advisory basis, of the compensation of our named executive officers, as further described in the CD&A and “Proposal No. 2: Advisory Vote on Executive Compensation” beginning on page 42.

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822 Bishop Street, Honolulu, Hawaii 96813

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Alexander & Baldwin, Inc. (“A&B” or the “Company”) is soliciting proxies for the Annual Meeting of Shareholders to be held on April 29, 2014 and at any adjournment or postponement of the meeting (the “Annual Meeting”).

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials on the Internet. You will not receive a printed copy of the proxy materials, unless you request it. If you would prefer to receive printed proxy materials, please follow the instructions for requesting such materials contained in the Notice of Internet Availability of Proxy Materials. This process is designed to expedite shareholders' receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

On or around March 14, 2014, we mailed to our shareholders (other than to certain street name shareholders or those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, which contains instructions on how you may access and review on the Internet all of our proxy materials, including this Proxy Statement and our 2013 Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also instructs you on how you may vote your proxy on the Internet.

Only shareholders of record at the close of business on February 20, 2014 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 48,672,972 shares of common stock outstanding, each of which is entitled to one vote. Provided a quorum is present, a majority of the votes cast will be necessary for the approval, on an advisory basis, of our executive compensation and the ratification of the appointment of the independent registered public accounting firm. Directors are elected by a plurality of votes cast, provided a quorum is present. Abstentions and broker non-votes will be included for purposes of establishing a quorum at the Annual Meeting. Abstentions and broker non-votes will have no effect on the voting results for any matter, as they are not considered to be votes cast.

Officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by telephone or by other appropriate means. Arrangements also will be made with brokerage firms and other persons that are record holders of A&B’s common stock to forward proxy soliciting material to the beneficial owners of the stock, and A&B will reimburse those record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $10,000 plus reasonable out-of-pocket expenses.

You may revoke your proxy or change your vote any time before it is voted at the Annual Meeting by:

•	Filing a written revocation with the Corporate Secretary;

•	Submitting a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 14, 2014. You may contact Stacy Mercado at (808) 525-6661 to obtain directions to the site of the Annual Meeting.

References in this Proxy Statement to “A&B Predecessor” means Alexander & Baldwin, Inc. prior to the holding company merger completed on June 6, 2012 and thereafter to Alexander & Baldwin Holdings, Inc., which was subsequently renamed Matson.

PROPOSAL NO. 1: ELECTION OF CLASS II DIRECTORS

Three Class II Directors will be elected at the Annual Meeting to serve a three-year term and until their successors are duly elected and qualified.

Director Nominees and Qualification of Directors. The Class II nominees of the Board of Directors are the three persons named below, all of whom currently are members of the Board of Directors. The Board of Directors believes that all nominees will be able to serve. However, if any nominee should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for the replacement person nominated by the Board of Directors. Each director nominee identified below is an incumbent director who was unanimously nominated by the Board at the recommendation of the Nominating and Corporate Governance Committee.

Under A&B’s retirement policy for directors, Walter A. Dods, Jr., who has served as a director of A&B or A&B Predecessor since 1989, is retiring from the Board at the Annual Meeting. In addition to his service as a director, Mr. Dods served as the Chairman of the Board of A&B Predecessor from January 2010 through June 2012, has served on the Nominating and Corporate Governance Committee since 2003 and as its Chair since 2006, and served on the Audit Committee since 1989. The Board and management thank Mr. Dods for his years of service and valued advice.

The following table provides the name, age (as of March 31, 2014), and principal occupation of each person nominated by the A&B Board and each director continuing in office, their business experience during at least the last five years, the year each first was elected or appointed a director and qualifications of each director. Our Board members have a diverse range of perspectives and are knowledgeable about our businesses. Each director contributes in establishing a board climate of trust and respect, where deliberations are open and constructive. In selecting nominees, the Board has considered these factors and has reviewed the qualifications of each nominated director, which includes the factors reflected below.

W. Allen Doane
Age: 66
Director Since: 2012 (Director of A&B Predecessor since 1998)

•	Director of A&B since June 2012

•	Director of A&B Predecessor from October 1998 through June 2012

•	Chairman of the Board of A&B Predecessor from April 2006 through December 2009

•	Chief Executive Officer of A&B Predecessor from October 1998 through December 2009

•	President of A&B Predecessor from October 1998 through September 2008

•
Director of A&B Predecessor’s subsidiary, Matson Navigation Company, Inc. (“MNC”) since October 1998, Chairman of the Board of MNC from April 2006 through September 2008 and from July 2002 to January 2004

•	Director of BancWest Corporation (“BancWest”) from April 2004 through July 2006 and since July 2012

•	Director of First Hawaiian Bank (“FHB”), banking subsidiary of BancWest since August 1999

Director Qualifications
As a member of A&B Predecessor’s senior management team for almost two decades, Mr. Doane, who was Chief Executive Officer and Chairman of the Board of A&B Predecessor until his retirement from those positions in 2009, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate and agribusiness operations. Mr. Doane has financial and board experience, including his service on the board of FHB, Hawaii’s largest financial institution, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Stanley M. Kuriyama
Age: 60
Director Since: 2012 (Director of A&B Predecessor since 2010)

•	Chairman of the Board and Chief Executive Officer of A&B since June 2012

•	Director and Chief Executive Officer of A&B Predecessor from January 2010 through June 2012

•	President of A&B Predecessor from October 2008 through June 2012

•	President and Chief Executive Officer, A&B Predecessor Land Group from July 2005 through September 2008

•	Chief Executive Officer and Vice Chairman of A&B Predecessor’s subsidiary, A&B Properties, Inc., from December 1999 through September 2008

•	Director and Chairman of the Board of MNC from September 2009 through June 2012

Director Qualifications
As a member of A&B and A&B Predecessor’s senior management team for two decades, Mr. Kuriyama, who is Chairman of the Board and Chief Executive Officer of A&B, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate and agribusiness operations. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations

David C. Hulihee
Age: 65
Director Since: 2013

•	President and Chief Executive Officer of Grace Pacific LLC, formerly Grace Pacific Corporation (“Grace Pacific”) since August 2008

•	Chairman of the Board and President of Royal Contracting Co., Ltd. since December 1971

•	Chairman of the Board of Grace Pacific from August 2008 through September 2013

•	Director of FHB since April 1997

Director Qualifications
As President and Chief Executive Officer of Grace Pacific and Chairman of the Board and President of Royal Contracting Co., Ltd., both major Hawaii infrastructure and construction companies, Mr. Hulihee brings to the Board construction, development and financial expertise and experience in managing complex business organizations. Mr. Hulihee has board experience, including his service on the board of FHB, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

CONTINUING DIRECTORS

Continuing Class III Directors Whose Terms Expire at the 2015 Annual Meeting

Charles G. King
Age: 68
Director Since: 2012 (Director of A&B Predecessor since 1989)

•	President and Dealer Principal, King Auto Center, Kauai (automobile dealership) since October 1995

•	Managing General Partner, Kaonoulu Ranch, LLLP (agricultural and real estate investments) since November 2013

•	Dealer Principal, King Infiniti of Honolulu (automobile dealership) from April 2004 through August 2013

•	Director of A&B Predecessor from April 1989 through June 2012

Director Qualifications
As the head of King Auto Center and former head of King Infiniti of Honolulu, automotive dealerships located on Kauai and Oahu, respectively, Mr. King is an experienced businessman with executive and leadership skills and is the recipient of a number of business leadership awards. He contributes insights about Hawaii and A&B’s operating markets, particularly on Kauai, where A&B has significant business interests. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Douglas M. Pasquale
Age: 59
Director Since: 2012 (Director of A&B Predecessor since 2005)

•	Founder and Chief Executive Officer of Capstone Enterprises Corporation (investment and consulting firm) since January 2012

•	Director of Ventas, Inc. (NYSE:VTR) (“Ventas”) (healthcare real estate investment trust) since July 2011

•	Senior Advisor to the Chief Executive Officer of Ventas from July 2011 through December 2011 upon Ventas’s acquisition of Nationwide Health Properties, Inc. (formerly NYSE:NHP) (“NHP”) in July 2011

•
Chairman of the Board, President and Chief Executive Officer of NHP (healthcare real estate investment trust) from May 2009 to July 2011; President and Chief Executive Officer of NHP from April 2004 to July 2011; Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004

•	Director of NHP since November 2003

•
Chairman of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from December 1999 to September 2003 and, concurrently, President and Chief Executive Officer of Atria Senior Living Group from April 2003 to September 2003

•	Director of Terreno Realty Corporation (NYSE:TRNO) (“Terreno”) since February 2010

•	Director of Sunstone Hotel Investors, Inc. (NYSE:SHO) since November 2011

•	Director of DineEquity, Inc. (NYSE:DIN) since March 2013

•	Director of A&B Predecessor from April 2005 through June 2012

Director Qualifications
As Chief Executive Officer of Capstone Enterprises and in his former role as President, Chief Executive Officer and Chairman of the Board of Nationwide Health Properties, Inc. prior to its merger in July 2011 with Ventas, Mr. Pasquale contributes experience in real estate, one of A&B’s main businesses, as well as experience in finance, accounting and managing a complex business organization. This experience has provided Mr. Pasquale with financial expertise and he has been designated by the Board of Directors as an Audit Committee Financial Expert. He also has board experience, including his service on the boards of several other publicly traded companies.

Jeffrey N. Watanabe
Age: 71
Lead Independent Director Since: 2012 (Director of A&B Predecessor since 2003)

•	Non-Executive Chairman of the Board of Hawaiian Electric Industries, Inc. (NYSE:HE) (“HEI”) (electric utility/banking) since May 2006

•	Director of HEI since April 1987

•	Director of HECO from February 1999 to July 2006 and from February 2008 to May 2011, and American Savings Bank, F.S.B. since May 1988, each a subsidiary of HEI

•	Retired Founder, Watanabe Ing LLP (“WI”), Honolulu, Hawaii (attorneys at law) since July 2007; Partner, WI, from 1971 to June 2007

•	Director of Matson (NYSE:MATX) since June 2012

•	Director of A&B Predecessor from April 2003 through June 2012

Director Qualifications
As Chairman of the Board of HEI and former managing partner of a major Honolulu law firm, of which he is a retired co-founder, Mr. Watanabe brings to the Board insights into corporate governance matters and leadership and legal skills. In addition, he has both public and private company board experience and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Continuing Class I Directors Whose Terms Expire at the 2016 Annual Meeting

Robert S. Harrison
Age: 53
Director Since: 2012

•	Chief Executive Officer and Director of First Hawaiian Bank (“FHB”) since January 2012

•	President of FHB since December 2009

•	Chief Operating Officer of FHB from December 2009 through December 2011

•	Vice Chairman of FHB from December 2007 to December 2009

•	Chief Risk Officer of FHB from January 2006 to December 2009

Director Qualifications
As President and Chief Executive Officer of FHB, Hawaii’s largest financial institution, Mr. Harrison brings to the Board experience in managing complex business organizations, and banking and financial expertise. Mr. Harrison has board experience, including his service on the board of FHB, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Michele K. Saito
Age: 54
Director Since: 2012

•	President and Director of DTRIC Insurance Company (insurance) since March 2014

•	Chief Operating Officer of Healthways Hawaii (healthcare) from March 2013 through July 2013

•	President and Director of Farmers Insurance Hawaii (“Farmers”) from January 2010 through August 2012

•	Executive Vice President and Chief Operating Officer of AIG Hawaii/Farmers from April 2009 through December 2009

•	Senior Vice President, Secretary and Treasurer of AIG Hawaii from 2001 through March 2009

•	Vice President of Finance and Operations of AIG Hawaii from 1995 - 2000

Director Qualifications
As President of DTRIC Insurance Company and former President of Farmers, two of Hawaii’s largest insurance companies, Ms. Saito brings to the Board experience in managing a complex business organization and financial and accounting expertise. Ms. Saito also has board experience, including her service on the board of Farmers. She is knowledgeable about Hawaii and A&B's operating markets through her involvement in the Hawaii business community and local community organizations.

Eric K. Yeaman
Age: 46
Director Since: 2012

•	President, Chief Executive Officer and Director of Hawaiian Telcom Holdco, Inc. (NYSE:HCOM) (“Hawaiian Telcom”) (telecommunications) since June 2008

•	Chief Operating Officer of Hawaiian Electric Company, Inc. (“HECO”) from January 2008 through June 2008

•	Financial Vice President, Treasurer and Chief Financial Officer of HEI from January 2003 through January 2008

•	Chief Operating Officer and Chief Financial Officer of The Kamehameha Schools from 2000 to January 2003

•	Director, Alaska Air Group, Inc., (NYSE:ALK) November 2012 to present

Director Qualifications
As President and Chief Executive Officer of Hawaiian Telecom, the state’s leading integrated communications company, Mr. Yeaman brings to the Board experience in managing complex business organizations. Mr. Yeaman has financial and accounting expertise and board experience, including his service on the boards of Hawaiian Telcom and Alaska Air Group. He is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence. The Board has reviewed each of its current directors and has determined that all such persons, with the exception of Mr. Kuriyama and Mr. Hulihee, who are executive officers of A&B or its subsidiaries, are independent under New York Stock Exchange (“NYSE”) rules. In making its independence determinations, the Board considered the transactions, relationships or arrangements in “Certain Information Regarding Directors and Executive Officers – Certain Relationships and Transactions” below, as well as the following: Mr. Doane – his status as a former executive officer of A&B Predecessor, banking relationships with First Hawaiian Bank, an entity of which Mr. Doane is a director, and a reservation to purchase a condominium unit at the market price; Mr. Dods (who is retiring from the Board pursuant to the Board's retirement policy) – A&B’s banking relationships with First Hawaiian Bank, an entity of which Mr. Dods is a director, and a reservation to purchase an interest in a condominium unit at the market price; Mr. Harrison – A&B’s banking relationships with First Hawaiian Bank, an entity of which Mr. Harrison is President and Chief Executive Officer; Mr. Watanabe – A&B’s banking relationships with American Savings Bank, an entity of which Mr. Watanabe is a director, and electricity sales by a division of A&B to a subsidiary of HEI, an entity of which Mr. Watanabe is Non-Executive Chairman of the Board; Mr. King - the purchase of a Kukui’ula lot at the market price; and Mr. Yeaman – telephone and other communication services provided to A&B by Hawaiian Telcom, an entity with which Mr. Yeaman is President and Chief Executive Officer.

Board Leadership Structure. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board currently has a combined Chairman of the Board and Chief Executive Officer (“CEO”) and a Lead Independent Director. The Board has chosen this leadership structure at this time because it believes the structure is in the best interests of the Company and its shareholders, as it provides unified leadership and accountability, in quickly and seamlessly identifying and carrying out strategic priorities of the Company at a time of the Company's recent emergence as a stand-alone public company. With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function independently from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently. The Lead Independent Director’s duties include consulting with the Chairman of the Board on agendas and meeting schedules, facilitating the process for the Board’s self evaluation, presiding at Board meetings in the absence of the Chairman, presiding at executive sessions of non-management Directors, and facilitating communication between the Independent Directors and the Chairman and Chief Executive Officer. The Board has determined that its leadership structure is appropriate for A&B at this time.

The Board’s Role in Risk Oversight. The Board has oversight of the risk management process, which it administers in part through the Audit Committee. One of the Audit Committee’s responsibilities involves discussing policies regarding risk assessment and risk management. Risk oversight plays a role in all major Board decisions and the evaluation of risk is a key part of the decision-making process. For example, the identification of risks, the accumulation of exposures at an enterprise level, and the development of sensitivity analyses are key requirements for capital requests that are presented to the Board.

This risk management process occurs throughout all levels of the organization, but is also facilitated through a formal process in which a risk management working group is tasked with identifying significant risks through regular discussions with all levels of management. Risk management is reflected in the Company’s compliance, auditing and risk management functions, and its risk-based approach to strategic and operating decision-making. Management reviews its risk management activities with the Audit Committee and the full Board of Directors on a regular basis. In addition, risk management perspectives from each of A&B’s business segments are included in the companywide strategic plan. The Board believes that its current leadership structure is conducive to the risk oversight process.

Pay Risk Assessment. The Compensation Committee has a formal review process to regularly consider and discuss the compensation policies, plans and structure for all of the Company’s employees, including the Company’s executive group, to ascertain whether any of the compensation programs and practices create risks or motivate risky behavior that are reasonably likely to have a material adverse effect on the Company. Management has worked with the Compensation Committee to review all Company incentive plans and related policies and practices, and the overall structure and positioning of total pay, pay mix, the risk management process and related internal controls.

Based on its formal review process, the Compensation Committee concluded that there continues to be no material adverse effects due to pay risk. Management and the Compensation Committee concluded that A&B’s employee compensation programs represent an appropriate balance of fixed and variable pay, cash and equity, short-term and long-term compensation, financial and non-financial performance, and an appropriate level of enterprise-wide risk oversight. Various policies are in place to mitigate any compensation-related risk, including:

•	minimum stock ownership guidelines,

•	vesting periods on equity,

•	capped incentive payments,

•	use of multiple performance metrics,

•	use of multiple organizational performance levels,

•
reasonable payout curves tied to performance (e.g., incentive pool funding at 50% at threshold, 100% at target, 200% maximum at extraordinary, with linear interpolation between each goal); individual awards can be further modified, ranging from 0% (no award) to 150%, so long as the aggregate incentive pool is not exceeded (zero sum),

•	review of goal-setting by the Compensation Committee to ensure that goals are reasonable,

•	mix of pay that is consistent with competitive practices for organizations similar in size,

•	insider trading and hedging prohibitions,

•	a compensation clawback policy, and

•	oversight by a Compensation Committee composed of independent directors.

Board of Directors and Committees of the Board. The Board of Directors held nine meetings during 2013. In conjunction with five of these meetings, the non-management directors of A&B met in formally-scheduled executive sessions, led by Mr. Watanabe, the Lead Independent Director. In 2013, all directors were present at more than 75% of the meetings of the A&B Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is governed by a charter, which is available on the corporate governance page of A&B’s website, www.alexanderbaldwin.com.

Audit Committee: The current members of the Audit Committee are:

•	Mr. Pasquale, Chairman

•	Mr. Dods

•	Mr. Harrison

The Board has determined that each member is independent under the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. Pasquale and Dods are “audit committee financial experts” under SEC rules. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, and are summarized in the Audit Committee Report, which appears in this Proxy Statement. The Audit Committee met five times during 2013.

Compensation Committee: The current members of the Compensation Committee are:

•	Mr. King, Chairman

•	Ms. Saito

•	Mr. Yeaman

The Board has determined that each member is independent under the applicable NYSE listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation and benefits, including incentive compensation and stock incentive plans, and for making recommendations on director compensation to the Board. The Compensation Committee may form subcommittees and delegate such authority as the Committee deems appropriate, subject to any restrictions by law or listing standard. For further information on the processes and procedures for consideration of executive compensation, see the “Compensation Discussion and Analysis” section below. The Compensation Committee met four times during 2013.

Nominating and Corporate Governance Committee: The current members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are:

•	Mr. Dods, Chairman

•	Mr. King

•	Mr. Pasquale

•	Mr. Watanabe

The Board has determined that each member is independent under the applicable NYSE listing standards. The functions of the Nominating Committee include recommending to the Board individuals qualified to serve as directors; recommending to the Board the size and composition of committees of the Board and monitoring the functioning of the committees; advising on Board composition and procedures; reviewing corporate governance issues; overseeing the annual evaluation of the Board; and ensuring that an evaluation of management is occurring. The Nominating Committee met four times during 2013.

Nominating Committee Processes. The Nominating Committee identifies potential nominees by asking current directors to notify the Nominating Committee of qualified persons who might be available to serve on the Board. The Nominating Committee also engages firms that specialize in identifying director candidates.

The Nominating Committee will consider director candidates recommended by shareholders. In considering such candidates, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a shareholder must submit a written recommendation that includes the name of the shareholder, evidence of the shareholder’s ownership of A&B stock (including the number of shares owned and the length of time of ownership), the name of the candidate, the candidate’s qualifications to be a director and the candidate’s consent for such consideration.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii, 96813 and must be received not less than 120 days before the anniversary of the date on which A&B’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director are high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director’s duties. The Nominating Committee also may consider other factors it deems to be in the best interests of A&B and its shareholders, such as business experience, financial expertise and group decision-making skills. While the Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills, professional experience, education, expertise, and representation in industries and geographies relevant to the Company, as important factors in its evaluation of candidates.

Once a potential candidate has been identified by the Nominating Committee, the Nominating Committee reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Nominating Committee may request information from the candidate, review the person’s accomplishments, qualifications and references, and conduct interviews with the candidate. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Mr. Hulihee was recommended as a director candidate to the Nominating Committee by non-management directors.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to promote the more effective functioning of the Board and its committees. The guidelines provide details on matters such as:

•	Goals and responsibilities of the Board,

•	Selection of directors, including the Chairman of the Board,

•	Board membership criteria and director retirement age,

•	Stock ownership guidelines,

•	Director independence, and executive sessions of non-management directors,

•	Board self-evaluation,

•	Board compensation,

•	Board access to management and outside advisors,

•	Board orientation and continuing education, and

•	Leadership development, including annual evaluations of the CEO and management succession plans.

The full text of the A&B Corporate Governance Guidelines is available on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Code of Ethics. A&B has adopted a Code of Ethics (the “Code”) that applies to the CEO, Chief Financial Officer (“CFO”) and Controller. A copy of the Code is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com. A&B intends to disclose any changes in or waivers from its Code by posting such information on its website.

Code of Conduct. A&B has adopted a Code of Conduct, which is applicable to all directors, officers and employees, and is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Compensation of Directors. The following table below summarizes the compensation earned by or paid to our directors (other than Mr. Kuriyama, whose compensation is included in the Summary Compensation Table) for services as a member of our Board of Directors for the period from January 1, 2013 through December 31, 2013.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
W. Allen Doane	68,750	90,021	0	0	N/A	3,000 (3)	161,771
Walter A. Dods, Jr.	79,250	90,021	0	0	N/A	3,000 (3)	172,271
Robert S. Harrison	65,750	90,021	0	0	N/A		155,771
David C. Hulihee (4)	0	0	0	55,125 (5)	0	107,002 (6)	162,127
Charles G. King	91,500	90,021	0	0	0 (7)	1,000 (3)	182,521
Douglas M. Pasquale	97,750	90,021	0	0	N/A		187,771
Michele K. Saito	75,500	90,021	0	0	N/A		165,521
Jeffrey N. Watanabe	87,750	90,021	0	0	N/A	200 (3)	177,971
Eric K. Yeaman	64,250	90,021	0	0	N/A		154,271

(1)
Represents the aggregate grant-date fair value of restricted stock unit awards granted in 2013 as computed under ASC Topic 718. See note 14 of the consolidated financial statements of the Company’s 2013 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards. At the end of 2013, Messrs. Doane, Pasquale and Watanabe each had 6,676 restricted stock units, Mr. King had 27,793 restricted stock units, and Mr. Dods, Mr. Harrison, Ms. Saito and Mr. Yeaman each had 4,839 restricted stock units.

(2)
No new options have been granted by A&B or by A&B Predecessor since 2007. The aggregate number of stock option awards outstanding at the end of 2013 for each director is as follows: Mr. Dods, Mr. Harrison, Mr. Pasquale, Ms. Saito and Mr. Yeaman – 0 shares; Mr. Doane – 101,037 shares (these shares were acquired as compensation for his service as CEO of A&B Predecessor); Mr. King and Mr. Watanabe – 32,844 shares.

(3)	Represents charitable contributions under the matching gifts program described on page 12 below.

(4)	Mr. Hulihee, who became an A&B director on October 29, 2013, became an employee of A&B on October 1, 2013 when A&B acquired Grace Pacific.

(5)	Represents the prorated payout for the period October 1, 2013 to December 31, 2013 under the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”).

(6)	Represents the prorated salary paid to Mr. Hulihee for the period October 1, 2013 to December 31, 2013 and charitable contributions under the Company’s matching gifts program.

(7)
Mr. King’s amount is attributable to the aggregate change in the actuarial present value of his accumulated benefit under a defined benefit pension plan, which was frozen in 2004. The change in 2013 pension value was a decrease of $30,471. No other A&B director is eligible to obtain benefits from the plan.

Our Board of Directors approved the following non-employee director compensation schedule of fees, which was developed with the assistance of Towers Watson:

•	Annual Retainer $56,000

•	Lead Director (additional) $25,000

•	Committee Chairs (additional)

◦	Audit Chair $14,000

◦	Compensation Chair $10,000

◦	Nominating and Governance Chair $7,500

•	Committee Members (additional)

◦	Audit Member $9,000

◦	Compensation Member $7,500

◦	Nominating and Corporate Governance Member $6,000

•	Annual Equity Award $90,000

For any telephonic or in-person meetings in excess of seven A&B Board meetings, a per meeting fee of $750 will be paid. For any telephonic or in-person meetings in excess of six meetings for the Audit Committee, five meetings for the Compensation Committee, and four meetings for the Nominating and Corporate Governance Committee, a fee of $750 per meeting will be paid. Under the terms of the 2012 Plan, an automatic grant of approximately $90,000 in restricted stock units is made to each director who is elected or reelected as a non-employee director of A&B at each Annual Meeting of Shareholders or upon appointment as a director. These awards vest in equal increments of one-third each over three years. Non-employee directors may defer all or a portion of their vested shares until cessation of board service or the fifth anniversary of the award date, whichever is earlier. Non-employee directors may defer half or all of their annual cash retainer and meeting fees until retirement or until a later date they may select; no directors have deferred any of these fees as of December 31, 2013. Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

Under A&B Predecessor’s retirement plan for directors, which was frozen in 2004, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her departure from the Board, plus 10 percent of that amount for each year of service as a director over five years (up to an additional 50 percent). Effective December 31, 2004, these retirement benefits were frozen based on a director’s service and retainer on that date and no further benefits accrue. Upon Separation, A&B adopted A&B Predecessor’s retirement plan for directors. Only Mr. King has an accrued benefit under the retirement plan for directors.

Directors have business travel accident coverage of $200,000 for themselves and $50,000 for their spouses while accompanying directors on A&B business. They also may participate in the Company’s matching gifts program for employees, in which the Company matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 annually.

Director Share Ownership Guidelines. The Board has adopted Share Ownership Guidelines that encourages each non-employee director to own A&B common stock (including restricted stock units) with a value of five times the amount of the current cash retainer of $56,000, within five years of becoming a director. Mr. Harrison, Ms. Saito and Mr. Yeaman, all of whom joined the Board in 2012, are on track to meet the guidelines. All other directors have met the established guidelines.

Communications with Directors. Shareholders and other interested parties may contact any of the directors by mailing correspondence “c/o A&B Law Department” to A&B’s headquarters at 822 Bishop Street, Honolulu, Hawaii 96813. The Law Department will forward such correspondence to the appropriate director(s). However, the Law Department reserves the right not to forward any offensive or otherwise inappropriate materials.

In addition, A&B’s directors are strongly encouraged to attend the Annual Meeting of Shareholders. All of the A&B directors at the time of the 2013 Annual Meeting were in attendance.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table lists the names and addresses of the only shareholders known by A&B on February 20, 2014 to have owned beneficially more than five percent of A&B’s common stock outstanding, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents, based upon the most recent reports filed with the SEC. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,192,312 (a)	8.6%
The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	3,602,407 (b)	7.4%
Piper Jaffray Companies 800 Nicollet Mall, Suite 800 Minneapolis, MN 55402	2,956,333 (c)	6.0%
The Vanguard Group 100 Vanguard Blvd. Malvin, PA 19355	2,579,268 (d)	5.3%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,481,765 (e)	5.1%

(a)
As reported in Amendment No. 2 to Schedule 13G dated January 17, 2014 (the “BlackRock 13G”) filed with the SEC. According to the BlackRock 13G, BlackRock, Inc. has sole voting power over 3,863,172 shares and sole dispositive power over 4,192,312 shares, and does not have shared voting or shared dispositive power over any shares.

(b)
As reported in Amendment No. 2 to Schedule 13G dated February 12, 2014 (the “London Company 13G”) filed with the SEC. According to the London Company 13G, London Company has sole voting power and sole dispositive power over 3,344,563 shares, has shared dispositive power over 257,844 shares and no shared voting power over any shares.

(c)
As reported in Amendment No. 1 to Schedule 13G dated February 13, 2014 (the “Piper Jaffray 13G”) filed with the SEC. According to the Piper Jaffray 13G, Piper Jaffray Companies has sole voting power and sole dispositive power over all 2,956,333 shares and does not have shared voting or shared dispositive power over any shares.

(d)
As reported in Amendment No. 2 to Schedule 13G dated February 6, 2014 (the “Vanguard 13G”) filed with the SEC. According to the Vanguard 13G, The Vanguard Group has sole voting power over 63,929 shares and sole dispositive power over 2,517,339 shares, has no shared voting power over any shares, and has shared dispositive power over 61,929 shares.

(e)
As reported in Amendment No. 1 to Schedule 13G dated February 10, 2014 (the “Dimensional Fund 13G”) filed with the SEC. According to the Dimensional Fund 13G, Dimensional Fund Advisors LP has sole voting power over 2,426,057 shares and sole dispositive power over 2,481,765 shares (subject to the provision of Note 1 of the Dimensional Fund 13G), and does not have shared voting or shared dispositive power over any shares.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 20, 2014 by each director and nominee, by each executive officer named in the “Summary Compensation Table” below, and by directors and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number in Group	Number of Shares Owned (a)(b)	Stock Options (c)	Total	Percent of Class
W. Allen Doane	76,614	101,037	177,651	0.3
Walter A. Dods, Jr.	697,885	0	697,885	1.4
Robert S. Harrison	1,098	0	1,098	--
David C. Hulihee	2,127,354	0	2,127,354	4.4
Charles G. King	27,593	32,844	60,437	0.1
Douglas M. Pasquale	27,144	0	27,144	0.1
Michele K. Saito	1,098	0	1,098	--
Jeffrey N. Watanabe	60,826	32,844	93,670	0.2
Eric K. Yeaman	1,098	0	1,098	--
Stanley M. Kuriyama	183,966	617,560	801,526	1.6
Christopher J. Benjamin	81,201	152,778	233,979	0.5
Paul K. Ito	12,861	78,067	90,928	0.2
Nelson N. S. Chun	50,260	91,054	141,314	0.3
Meredith J. Ching	35,688	108,144	143,832	0.3
15 Directors and Executive Officers as a Group	3,386,244	1,214,328	4,600,572	8.6

(a)	Amounts include 20,000 shares held in a trust by the spouse of Mr. Benjamin.

(b)
Amounts include shares as to which certain persons have (i) shared voting and dispositive power, as follows: Mr. Dods – 2,000 shares, Mr. Hulihee – 2,000 shares, Mr. Pasquale – 27,144 shares, Ms. Ching – 2,800 and directors, nominees and executive officers as a group – 33,944 shares and (ii) sole voting power only: Ms. Ching – 387, and directors and executive officers as a group – 387 shares.

(c)
Amounts reflect shares deemed to be beneficially owned because they may be acquired prior to April 21, 2014 through the exercise of stock options. Amounts do not include 182,739 restricted stock units that have been granted to the directors and executive officers as a group that may not be acquired prior to April 21, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires A&B’s directors and executive officers, and persons who own more than 10 percent of A&B’s common stock, to file reports of ownership and changes in ownership with the SEC. A&B believes that, during fiscal 2013, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis.

Certain Relationships and Transactions. A&B has adopted a written policy under which the Audit Committee must pre-approve all related person transactions that are disclosable under Item 404(a) of SEC Regulation S-K. Prior to entering into a transaction with A&B, directors and executive officers (and their family members) must make full disclosure of all facts and circumstances to the Law Department. The Law Department then determines whether such transaction requires the approval of the Audit Committee. The Audit Committee considers all of the relevant facts available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the person in question is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

The Audit Committee has established written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related person transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it appears that a proposed related person transaction will occur prior to the next scheduled Audit Committee meeting, approval will be sought from Audit Committee members between meetings. Approval by a majority of the Committee members will be sufficient to approve the related person transaction. If a related person transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

Robert S. Harrison, a director of A&B, is President, Chief Executive Officer and Director of FHB. A&B and its subsidiaries have a number of relationships with FHB incurred in the ordinary course of business. FHB is the largest bank in Hawaii and has been a lending partner to the Company and its predecessor for many years prior to Mr. Harrison joining the Board. FHB (i) has a 20.0 percent participation in A&B’s $350 million revolving credit and term loan agreement, of which, in 2013, the largest aggregate amount of principal outstanding was $157,000,000; $68,350,000 and $260,000 were paid in principal and interest to FHB, respectively; and $97,000,000 was outstanding on February 20, 2014, with interest payable on a sliding scale at rates between 1.5 percent to 2.5 percent (based on A&B’s Total Debt to Total Assets, as defined in the loan agreement) plus LIBOR, (ii) has a 41.7 percent participation in a $120 million construction loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2013, there was no principal balance outstanding and no amounts were paid in principal and interest; and no amount was outstanding on February 20, 2014, with interest payable at a rate of LIBOR plus 3 percent, (iii)  has a $5,000,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2013, the largest aggregate amount of principal outstanding was $5 million; $151,000 and $172,000 were paid in principal and interest, respectively; and $4,834,252 was outstanding on February 20, 2014, with interest payable at a rate of LIBOR plus 2%, and of which a subsidiary of A&B is a guarantor in the amount of the lesser of $3.15 million or the outstanding indebtedness, (iv)  has a $42,000,000 loan made to a subsidiary of A&B, of which, in 2013, the largest aggregate amount of principal outstanding was $42,000,000; no amounts were paid in principal and interest, and $42,000,000 was outstanding on February 20, 2014, with interest payable at a rate of LIBOR plus 2.625%, and of which a subsidiary of A&B is a guarantor, (v) is a commercial tenant in two properties owned by A&B subsidiaries, under leases with terms that expire in 2017 and 2063, with aggregate gross rents in 2013 of $191,000 and aggregate net rent from and after January 1, 2014 of $9,934,000.

In addition, after the acquisition of Grace Pacific on October 1, 2013, FHB has the following loans or lines of credit with the Company or its subsidiaries/affiliates:

•
Three lines of credit totaling $46,000,000 with limited liability companies in which a subsidiary of A&B is a member, of which, in the fourth quarter of 2013, the largest aggregate amount of principal outstanding was $25,500,000; $8,400,000 and $86,241 were paid in principal and interest, respectively; and $19,100,000 was outstanding on February 20, 2014, with interest payable at rates between 1.75 percent to 2.5 percent plus LIBOR,

•
$10,000,000 line of credit with a subsidiary of A&B, of which, in the fourth quarter of 2013, the largest aggregate amount of principal outstanding was $2,500,000; $2,500,000 and $5,005 were paid in principal and interest, respectively; and no amount was outstanding on February 20, 2014, with interest payable at a rate between 1.25 percent to 2.25 percent plus LIBOR,

•
$5,000,000 loan, of which, in the fourth quarter of 2013, the largest aggregate amount of principal outstanding was $477,000; $185,000 and $5,000 were paid in principal and interest, respectively; and $105,000 was outstanding on February 20, 2014, with interest payable at a rate of five percent,

•
$18,000,000 loan, of which, in the fourth quarter of 2013, the largest aggregate amount of principal outstanding was $12,361,000; $451,000 and $158,000 were paid in principal and interest, respectively; and $11,771,000 was outstanding on February 20, 2014, with interest payable at a rate of 5.18 percent,

•
$13,500,000 loan, of which, in the fourth quarter of 2013, the largest aggregate amount of principal outstanding was $11,338,000; $655,000 and $45,000 were paid in principal and interest, respectively; and $10,242,000 was outstanding on February 20, 2014, with interest payable at a rate of 1.85 percent,

Eric K. Yeaman, a director of A&B, is President, Chief Executive Officer and Director of Hawaiian Telcom. A limited liability company (“LLC”) in which a subsidiary of A&B is a member, is developing a high-rise condominium project in Honolulu. In 2012, the LLC entered into a contract (entered into in the ordinary course of business) under which Hawaiian Telcom will provide for the project wiring and other communication infrastructure valued at approximately $1.25 million as part of a five-year contract to provide cable and internet service at an annual base price of approximately $200,000.

David C. Hulihee, Walter A. Dods, Jr. and Jeffrey N. Watanabe -- Grace Acquisition: A&B acquired Grace Pacific as of October 1, 2013 under an Agreement and Plan of Merger between the Company, A&B II, LLC, GPC Holdings, Inc., Grace Pacific Corporation and Mr. Hulihee. Mr. Hulihee (both individually and through affiliated entities or immediate family members), Mr. Dods and Mr. Watanabe owned or controlled 38.7%, 11.5% and 0.8% of Grace, respectively, and, as a result of the acquisition, received their percentage of the $235 million acquisition price, which was paid in a combination of cash and A&B common stock. Messrs. Hulihee (who became a director of A&B on October 29, 2013), Dods and Watanabe did not participate in any of the deliberations of the A&B Board of Directors or in any vote by the A&B directors on any matters relating to the acquisition. Messrs. Hulihee and Dods also entered into a lock-up agreement with the Company and generally may not offer to sell, pledge, or otherwise transfer or dispose of the A&B common stock acquired in the acquisition for six months following the acquisition.

Walter A. Dods, Jr. and David C. Hulihee -- Koko'oha Investments, Inc. Matters: Prior to the closing of the Grace Pacific acquisition, Koko'oha Investments, Inc. ("Koko'oha"), a wholly-owned Grace Pacific subsidiary engaged in the petroleum and retail gasoline businesses, was spun-off from Grace Pacific and was not acquired by A&B. Mr. Hulihee (both individually and through affiliated entities or immediate family members) and Mr. Dods own or control approximately 38.7% and 11.5%, respectively, of Koko'oha. Certain continuing obligations exist between the Company or Grace Pacific and Koko'oha, including tax-related obligations under a tax matters agreement entered into in connection with the spin-off. In addition, a subsidiary of Koko'oha has a commercial lease with a subsidiary of A&B. Gross rent paid in 2013 was $302,000 and the remaining aggregate net rent obligation under the lease, which term expires in October 2017, is $556,300.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The CD&A addresses A&B’s compensation practices for 2013 for the five executive officers named in the Summary Compensation Table on page 30 (collectively, the “Named Executive Officers” or “NEOs”). The NEOs are:

•	Stanley M. Kuriyama, Chairman of the Board & Chief Executive Officer, A&B

•	Christopher J. Benjamin, President and Chief Operating Officer, A&B; President, A&B Properties, Inc.

•	Paul K. Ito, Senior Vice President, Chief Financial Officer, Controller and Treasurer, A&B

•	Nelson N. S. Chun, Senior Vice President and Chief Legal Officer, A&B

•	Meredith J. Ching, Senior Vice President, Government & Community Relations, A&B

Executive Summary

Pay Philosophy. The following is an overview of the Company’s pay philosophy:

•
A&B firmly believes in pay for performance and alignment with shareholder interests. Thus, a majority of NEO compensation is tied to performance to ensure alignment with shareholders. Seventy percent of the CEO’s target total direct compensation (“TDC”) was performance-based. For the other NEOs, on average, 57 percent of TDC was performance-based.

•
In addition, A&B’s stock ownership guidelines further align NEO interests with the interests of shareholders. Executives are required to own stock equal to a multiple of salary within two years and six months from Separation (as defined on page iv) or within five years after a promotion.

•	Direct components of pay are generally targeted at the 50th percentile of market pay data.

•	No perquisites are provided (other than Company-provided parking, which is provided at no additional cost to A&B).

•	All NEOs participate in the same health and welfare benefit plans as other salaried employees.

Over the years of his tenure as CEO, Mr. Kuriyama has expressed to the Committee his perspectives on how his own compensation should be determined in relation to other executives at A&B, his “team” philosophy on compensation, the continuing need to control overhead costs and the importance of retaining other key employees in the organization through incentive programs.  Mr. Kuriyama has therefore often requested that his incentive compensation awards be capped at levels below what would otherwise be earned through actual performance and significantly below 50th percentile levels for CEOs of other U.S.-based companies of similar size to A&B. Consequently, while the Company’s philosophy (as discussed in the “Compensation Overview” section of the CD&A) is to manage NEOs target compensation levels at the market 50th percentile, Mr. Kuriyama’s target compensation is at the 25th percentile.

Promote Good and Avoid Poor Pay Practices. The Compensation Committee consistently evaluates the Company’s executive compensation practices and modifies or adopts programs or practices to provide an appropriate balance of risk and reward. It adheres to good governance practices, as listed below, to ensure that it adopts the best practices to the extent that they are best aligned to the business goals and strategy of the Company as well as shareholder interests.

Promote Good Pay Practices	Avoid Poor Pay Practices
•    TDC consisting heavily of performance-based compensation
•    Multiple performance metrics to determine incentive payments
•    Multi-year performance periods on performance based equity awards
•    Relative performance metrics
•    Multi-year vesting periods on equity awards
•    Double trigger change in control agreements that require both a change-in-control event and termination of employment before any payments can be made
•    Meaningful stock ownership guidelines for senior executives
•    Use of tally sheets and wealth assessments

•    No employment contracts
•    No guaranteed bonus payments
•    No large bonus payouts without justifiable performance linkage
•    No perquisites, other than Company-provided parking
•    No excessive severance or change in control provisions
•    No tax gross-ups
•    No speculative transactions by executives using Company stock in hedging activities
•    No unreasonable internal pay disparity
•    Repricing or replacing of underwater stock options is prohibited without prior shareholder approval

Performance Accomplishments in 2013. In 2013, the Company had the following significant accomplishments:

•	The Company achieved adjusted net income of $39.8 million[2] ($36.9 million on a GAAP basis), which excludes expenses associated with the acquisition of Grace Pacific.

__________________________

[2]	Refer to page 39 for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of adjusted net income.

•	The Company’s revenue in 2013 was $365.2 million compared to $261.5 million in 2012.

* A&B separated from Matson in June 2012; 2012 figures exclude results from Matson’s operations.

•
In 2013, the Company invested over a billion dollars in Hawaii. More than half of this amount was invested in Hawaii income-producing properties, as the Company implemented its strategy of migrating its commercial property portfolio to Hawaii. Value-creating transactions included the acquisitions of Grace Pacific, the Kaneohe Ranch Portfolio (one of the finest commercial portfolios in Hawaii) and a portfolio of upscale residential lots in Kahala (the premier residential neighborhood in the state). These actions position A&B for future success as the Hawaii economy and real estate markets improve.

•	The Real Estate Leasing segment performed well. Year-over-year commercial portfolio net operating income increased by 9.0% and operating profit increased by 4.3%.

•	Agribusiness contributed $10.7 million of operating profit in 2013. Sugar production was 7.4% higher than 2012 production.

•	In 2013, A&B’s share price appreciated 42%, surpassing the S&P Mid Cap 400 Index (up 33%) and the Russell 2000 Index (up 39%). A&B initiated a modest quarterly dividend.

Pay for Performance. The Company’s performance in 2013 was determined to be between target and extraordinary and was reflected in elements of compensation earned by executives in 2013.

•	Base Salary: NEO salaries range from the 25th to the 50th percentiles of competitive market rates.

•
Target Total Cash (“TCC”): NEO TCC ranged from the 25th to the 50th percentiles. Actual annual incentive amounts earned reflect Company performance between target and extraordinary levels against consolidated pre-tax income and value creation goals for 2013 for all of the NEOs. Actual total cash compensation paid to the NEOs ranged from the 50th percentile to the 60th percentiles.

•
Long-term Incentives (“LTI”): NEO LTI ranged from the 25th to the 60th percentiles. The Performance Stock Units granted in 2013 are earned based upon the Company’s achievement of pre-set goals for total shareholder return over a two-year performance period. The first opportunity to earn the shares will be in January 2015, upon completion of the 2013-2014 performance period.

•
Total Direct Compensation (“TDC”): The Committee provided TDC for the NEOs from the 25th percentile to the 50th percentile. Actual TDC earned by the NEOs ranged from the 25th percentile to 60th percentile.

Compensation Overview

The Company’s executive compensation programs are administered by its Compensation Committee. After conducting a search for an independent consultant, our Compensation Committee retained Towers Watson to provide advice and analysis on the design, structure and level of executive and director compensation for A&B.

Compensation Philosophy and Objectives. The Company seeks to align its objectives with shareholder interests through a compensation program that attracts, motivates and retains qualified and effective executives, and rewards performance and results. To achieve this, the Company uses the following pay elements, which are described under the “Pay Elements” section of the CD&A:

Element of Pay	Target Positioning	Purpose
Base Salary	50th percentile	- Provides a fixed rate of pay based upon an executive’s responsibilities
Annual Cash Incentives	50th percentile	- Rewards achievement of annual Company and individual performance - Reinforces pay for performance principles
Long-Term Incentives	50th percentile	- Aligns the long-term interests with those of A&B’s shareholders - Provides retention benefits and motivates strong long-term performance - Reinforces pay for performance principles
Health and Welfare Benefits	50th percentile	- Aids in attracting and retaining employees
Retirement Benefits	50th percentile	- Assists employees with retirement income savings and attracts and retains employees
Severance Benefits	50th percentile	- Retains talent during transitions due to a Change in Control or other covered events

Pay Mix. The Company’s combination of pay elements is designed to place greater emphasis on performance-based compensation, while at the same time focusing on long-term talent retention and maintaining a balanced program to ensure an appropriate balance between pay and risk. The Committee believes that this is consistent with one of its key compensation objectives, which is to align management and shareholder interests. For 2013, the TDC mix was generally within the same range as competitive practices for each element of pay, as shown by the table below.

Percentage of Target Total Direct Compensation Provided by Each Pay Element for 2013

	NEOs			Competitive
	Salary	Annual Incentives	Long-Term Incentives	Salary	Annual Incentives	Long-Term Incentives
Mr. Kuriyama	30%	31%	39%	26%	27%	47%
Mr. Benjamin	40%	23%	37%	40%	25%	35%
Mr. Ito	39%	23%	38%	38%	28%	34%
Mr. Chun	48%	22%	30%	43%	23%	34%
Ms. Ching	46%	23%	31%	50%	28%	22%

Assessment of Total Compensation. In evaluating and making pay decisions, the Compensation Committee utilizes the following tools, resources and information:

•    Company and individual performance
•    Say-on-Pay vote results
•    Competitive survey data
•    Economic environment
•    Job responsibilities and experience
•    Positioning within the executive’s salary range
•    Tally sheets covering the past 5 years
•    Accrued benefits balances

•    Positioning in relation to the pay philosophy
•    Projected salary increases in the general industry
•    Total value of the total pay package
•    Alignment to pay for performance
•    Reasonableness and balance of pay risk
•    Internal pay equity
•    NEO’s current and expected future contributions
•    Size of recent awards

Internal Pay Equity. The Compensation Committee considers internal pay equity as a factor in establishing compensation for executives. While the Compensation Committee has not established a specific policy regarding the ratio of total compensation of the CEO to that of the other executive officers, it does review compensation levels to ensure that appropriate internal equity exists. In 2013, it reviewed the ratio of the CEO’s salary, TCC and TDC relative to the average compensation for the other NEOs, as reflected in the table below. These ratios were also compared to benchmark survey data to determine whether compensation relationships are consistent with industry practices. The Company’s target and actual ratios were within a reasonable range and positively reflect a lower ratio between the CEO and other NEOs than that of companies of similar size in general industry.

2013 Ratio of Target and Actual CEO Pay to Other NEOs

	Salary	Total Cash Compensation	Total Direct Compensation
A&B Target	1.61 to 1	2.14 to 1	1.94 to 1
A&B Actual*	1.61 to 1	1.93 to 1	1.79 to 1
Benchmark Data (target)	1.85 to 1	2.30 to 1	2.90 to 1

*	Based on base salary as of December 31, 2013, actual annual incentives paid in 2013 for 2012 performance and grant date value of the long-term incentive grants made in January 2013.

Pay Elements

The Company provides the following pay elements to its executive officers in varying combinations to accomplish its compensation objectives.

Salary: Salary is intended to provide a competitive fixed rate of pay based upon an executive’s responsibilities. Because the Company believes that salary is less impactful than performance-based compensation in achieving the overall objectives of the Company’s executive compensation program, at target, between 30% - 48% of an NEO’s total compensation is paid as salary.

Generally, the Board of Directors determines the CEO’s annual salary change on the basis of the factors listed previously in the Assessment of Total Compensation section. The Board has a formal performance review process for the CEO that includes five key categories: financial performance results, strategic effectiveness and innovation, business management, talent management, and personal effectiveness. None of the categories is formally weighted, and there is no overall rating score. Each Board member provides written observations and rates the CEO’s performance against the criteria. The Board of Directors discusses the results of the assessment with the CEO, including the areas of greatest strength and areas where improvements could be made. The result of this process is considered in determining the CEO’s actual salary. However, the Compensation Committee has also taken into account the CEO’s desire to keep the ratio between CEO and other NEO pay lower than market practices when recommending adjustments to the Board.

The CEO recommends annual salary changes for the other NEOs. Salary adjustments for NEOs are generally considered by the Compensation Committee in February of each year for implementation on April 1. Any base salary increases for NEOs in 2013 reflected increases based on performance and the factors listed in the Assessment of Total Compensation section above.

Salary Information for 2012 - 2013

NEO	Base Salary as of 12/31/12	% Change	Base Salary as of 12/31/13	Estimated Competitive Market Percentile
Mr. Kuriyama	$525,000	0%	$525,000*	25th percentile
Mr. Benjamin	$439,089	0%	$439,089**	50th percentile
Mr. Ito	$300,000***	1.5%	$304,500	40th percentile
Mr. Chun	$299,354	1.5%	$303,844	50th percentile
Ms. Ching	$236,899	7.1%****	$253,750	45th percentile
*     Reflects no increase in base salary as requested by Mr. Kuriyama.

**
Reflects no increase in base salary. Mr. Benjamin requested that his merit increase of 1.5% be contingent on the attainment of certain performance goals in the Agribusiness unit. These goals were not attained.

***    Mr. Ito was promoted to CFO on June 26, 2012.

****	Reflects an increase based on performance and the intent to bring Ms. Ching’s salary closer to the market median.

Annual Incentives: For 2013, annual incentives for NEOs were provided through the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”) to motivate executives and reward them if they achieve specific pre-established corporate and business unit goals and for creating value for the Company. The financially oriented goals were established in February 2013. A rating for Value Creation was assessed by the CEO after the 2013 performance period.

•
For 2013, A&B selected Pre-Tax Income and Value Creation as the performance measures for the NEO’s PIIP awards. Pre-Tax Income was selected because the Company believes it best reflects the results of business execution and profitability levels. Value Creation was selected to reflect the performance and accomplishments of the Company beyond pre-tax income that create value for shareholders but are not necessarily reflected in short-term financial results. Value Creation results encompass different activities and initiatives, including:

◦	Acquiring Grace Pacific, one of the largest Hawaii-based infrastructure companies, with operations in natural materials and paving

◦	Acquiring $565 million of commercial properties in Hawaii, including the Kaneohe Ranch portfolio, one of the largest and finest commercial portfolios in Hawaii

◦
Selling $340 million of commercial properties on the Mainland, which constitutes the migration of 60% of the Mainland portfolio gross leasable area to Hawaii and represents significant progress on the Company’s strategic objective to migrate its portfolio to Hawaii

◦	Acquiring the $128 million portfolio of properties in Kahala, one of the premier residential neighborhoods in the state, concluding a four-year pursuit

◦	Selling out the 340-unit Waihonua condominium project 1.5 years before completion of construction and completing the $20 million investment in the sold-out One Ala Moana project

◦	Securing, after a two-year pursuit, a parcel sale for the development of Maui’s first Target-anchored center at Maui Business Park

◦	Achieving yields of 12.4 Tons Sugar per Acre (“TSA”), exceeding the Company’s targets and exceeding 12.0 TSA for the first time since 2003

◦	Successfully launching Port Allen Solar Farm on Kauai; securing additional opportunities to grow A&B’s energy production business

◦	Restructuring corporate debt to ensure ample capacity for future investments, while increasing total assets by more than $840 million

•
Incentive pool funding is determined by Pre-Tax Income and Value Creation performance. Funding of the pool can range between 0% to 200% based on the achievement of goals approved in February and the rating for Value Creation. The pool is funded by aggregating the target incentives for each participant in the plan and multiplying that sum by the performance ratings for the applicable measures at below threshold, threshold, target or extraordinary levels.

•
Each individual’s actual award may be modified from his or her target award level according to funding level and an individual performance modifier that ranges from 0% to 150%, so long as the aggregate pool established by Pre-Tax Income and Value Creation is not exceeded.

The Company believes that the annual incentive structure will drive the following objectives:

•	Better alignment with key goals/objectives,

•	Foster a team environment while allowing for greater flexibility in individual recognition, and

•	Motivate and reward value creation over both the short and long-term.

Company and Business Unit Performance.
The annual corporate and business unit targets reflected the Company’s Board-approved operating plan. When establishing the operating plan, management and the Board of Directors consider the historical performance of the Company, external elements such as economic conditions and competitive factors, Company capabilities, performance objectives, and the Company’s strategic plan. The extraordinary and threshold performance ranges were determined on the basis of the level of difficulty in achieving the objective and are intended to ensure an enduring standard of performance.

Pre-Tax Income Performance Range
Unit	Threshold	Extraordinary
Properties	90% of Target	120% of Target
Agribusiness	75% of Target	135% of Target

For determination of award pool funding for 2013, the Company’s operating performance was compared to the performance goals approved by the Compensation Committee. Corporate goals and actual results were as indicated in the table below. Corporate pre-tax income performance based on Properties and Agribusiness results was between target and extraordinary for each NEO. Value Creation was deemed to be closer to extraordinary and received a 2.75 out of 3.0 rating based on the key accomplishments described above.

Corporate Goal	Percentage Weighting	Threshold	Target	Extraordinary	Actual
Pre-Tax Income - Properties	25%	$62.2	$69.1	$82.8	$84.3
Pre-Tax Income - Agribusiness	25%	$7.9	$10.6	$14.3	$10.2
Value Creation	50%	1.0	2.0	3.0	2.75

Determination of Annual Cash Incentive Award. Annual cash incentive awards are determined as follows:

•
Individual incentives are paid out of an incentive pool that is funded according to the performance of the respective unit to which the individual belongs. All five NEOs are part of the corporate business unit.

•	Funding of the incentive pool is based on attainment of the following corporate performance target: 50% Pre-Tax Income (25% Properties + 25% Agribusiness) and 50% on a Value Creation grade.

•
For 2013, at target, the NEO’s incentive targets totaled $1,261,008. Based on actual Pre-Tax Income results of 18.5% above target and a Value Creation rating of 2.75, the incentive pool was funded at 161.5%.

Individual Performance. In addition to corporate and business unit performance goals, each NEO’s 2013 award could be modified between 0%-150% based on individual performance. The CEO’s performance is reviewed and approved by the Compensation Committee each year. Individual performance of the other NEOs is reviewed and assessed by the CEO. The following table reflects individual modifiers:

Mr. Kuriyama	100%
Mr. Benjamin	103%
Mr. Ito	103%
Mr. Chun	103%
Ms. Ching	104%

Actual awards earned versus target averaged about 162.5% of the overall targeted goal payouts and were as follows:

NEO	Target Bonus		Actual Bonus		Actual as a % of Target
	% of Base Salary	$	% of Base Salary	$
Mr. Kuriyama	105%	551,250	168%	880,000	160%
Mr. Benjamin	60%	263,453	99%	435,000	165%
Mr. Ito	60%	182,700	99%	300,000	164%
Mr. Chun	45%	136,730	74%	225,000	165%
Ms. Ching	50%	126,875	83%	210,000	166%

Equity-Based Compensation:

Equity grants are generally considered and granted annually in January by the Compensation Committee. Based on current market data provided by Towers Watson, the CEO makes recommendations for each executive officer to the Compensation Committee, which retains full authority to set the actual grant amount. In determining the type and size of a grant to an executive officer, the Compensation Committee generally considers, among other things the items as mentioned above in the Assessment of Total Compensation section.

In 2013, the Company issued equity awards with a mix of 50% performance share units (“PSUs”) and 50% time-based restricted stock units (“TBRSUs”). No stock options were granted in 2013, and there is no present intent to grant stock options as part of the Company’s equity award package.

•
PSUs are settled in shares and have both a performance- and service-vesting requirement. The performance requirement is based on A&B’s total shareholder return (“TSR”) results relative to the TSR of the Standard & Poor’s Midcap 400 index over a two-year period. Under the service-vesting requirement, recipients must remain employed until the end of the performance period to earn any shares that become issuable. PSUs are intended to motivate recipients to focus on A&B shareholder returns with an objective to outperform the share performance of other U.S.-based companies with similar market capitalization. PSUs cliff vest over a two-year period (concurrent with the performance period) and are intended to focus behaviors on achieving specific performance goals.

Performance Range

	Performance	Earnout
Threshold	35th Percentile	35% of Target
Target	55th Percentile	100% of Target
Maximum	80th Percentile	150% of Target

•
TBRSUs are awards that are settled in shares but vest in thirds over a three-year period based on service. TBRSUs are intended to focus behaviors on improving long-term stock price performance on an absolute basis (as a complement to the relative-performance nature of PSUs), increase share ownership and strengthen retention of participants through a three-year vesting period.

No PSUs were yet earned in 2013 because PSUs vest subject to relative stock price performance over a two-year period. Vesting of PSUs granted in January of 2013 will be measured at the end of 2014.

LTI and Total Direct Compensation Positioning for 2013

NEO	Base Salary as of 12/31/13	2013 LTI Grant	Target Total Direct Compensation 12/31/13 (Including Base Salary)	Estimated Competitive Market Percentile
Mr. Kuriyama	$525,000	$695,000	$1,771,250	25th
Mr. Benjamin	$439,089	$420,000	$1,122,542	50th
Mr. Ito	$304,500	$300,000	$787,200	35th
Mr. Chun	$303,844	$195,000	$635,574	45th
Ms. Ching	$253,750	$175,000	$555,625	50th

In line with the Committee’s intent to support a pay for performance philosophy, the January 2014 target equity award opportunity levels as determined by the Committee were, with the exception of Mr. Kuriyama, at the 50th percentile or higher (see table above). In line with the CEO’s personal philosophy on the ratio of CEO compensation to the compensation levels of the other NEOs, Mr. Kuriyama requested that the Committee again cap his equity award grant below the 50th percentile.

Retirement Plans: The Company provides various retirement plans to assist its employees with retirement income savings and to attract and retain its employees. The Committee periodically reviews the value of benefits from the retirement plans in conjunction with all other forms of pay in making compensation decisions.

A&B Retirement Plan for Salaried Employees: The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”), which is a tax-qualified defined benefit pension plan, provides pension benefits to the Company’s salaried non-bargaining unit employees. The Pension Benefits table of this Proxy Statement provides further information regarding the Qualified Retirement Plan.

In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008. These employees participate in the Company’s cash balance defined benefit pension plan, in which participants accrue 5% of their eligible annual compensation under a cash balance formula. Effective January 1, 2012, the Company froze benefit accruals under its traditional defined benefit plans for non-bargaining unit employees hired before January 1, 2008 and replaced the benefit with the cash balance formula mentioned above.

A&B Individual Deferred Compensation and Profit Sharing Plan: The Company has a tax-qualified defined contribution retirement plan (the “A&B Profit Sharing Retirement Plan”) available to all salaried non-bargaining unit employees that provides for performance-based discretionary contributions to participants based on the degree of achievement of pre-tax income as established in A&B’s 2013 operating plan. In 2013, available contributions were set between zero and five percent of each employee’s base salary. There was a 4.85% profit-sharing contribution for 2013 based on the Company’s close to extraordinary performance for its pre-tax income goal for the A&B Profit Sharing Retirement Plan. The Plan also provides a discretionary match under the Individual Deferred Compensation (401(k)) component of the plan for all salaried non-bargaining unit employees that in 2013 provided for a match of up to three percent of the compensation deferred by a participant during the fiscal year. The value of the Company’s 2013 profit sharing contribution and Individual Deferred Compensation matches for NEOs are included in the Summary Compensation Table of this Proxy Statement.

A&B Excess Benefits Plan: This non-qualified benefit plan (the “Excess Benefits Plan”) for executives is designed to meet the retirement plan objectives described above. It complements the Qualified Retirement Plan and A&B Profit Sharing Retirement Plan by providing benefits and contributions in amounts that could not be provided by those plan’s formulas due to the limits imposed by tax law. A&B Predecessor also froze the pension benefits under the Excess Benefits Plan that had accumulated as of December 31, 2011 pursuant to the traditional defined benefit formula and implemented the cash balance formula for eligible employees beginning January 1, 2012. All NEOs are eligible to participate in the Excess Benefits Plan.

No Perquisites: The Company has no NEO perquisites, with the exception of Company-provided parking in its downtown building, which is provided at no additional cost to A&B.

Severance Plan and Change in Control Agreements: The Company provides severance benefits pursuant to the Severance Plan and change in control agreements to certain executives, including the NEOs, to retain talent during transitions due to a Change in Control or other covered event and to provide a competitive pay package. The Compensation Committee designed the change in control agreement to provide a competitively structured program, and yet be conservative overall in the amounts of potential award payouts. The Compensation Committee’s decisions regarding other compensation elements are affected by the potential payouts under these arrangements, as the Committee considers how the terms of these arrangements and the other pay components interrelate. These agreements are described in further detail in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

Retiree Health and Medical Plan: The Company provides NEOs with the same retiree medical and life insurance benefits as are provided in general to all salaried non-bargaining unit employees who joined A&B Predecessor prior to January 1, 2008. These benefits aid in retaining long-term service employees and provide for health care costs in retirement. The Company limits its contribution towards the monthly premium, based on the employee’s age and years of service. The benefits from this plan are reflected in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

The Role of Survey Data

The Company uses published survey data as a reference, but does not benchmark against specific companies within such surveys. The Company operates in a number of different industries and there are no companies that are considered directly comparable in business mix, size and geographic relevance. Accordingly, the Company does not use data that is specific to any individual segment of the Company’s business but instead, based on the recommendation of Towers Watson, uses data from five national and highly recognized published surveys representing a broad group of general industry and real estate companies similar in size to the Company to assess the Company’s pay practices. Towers Watson uses data subsets in each survey that represent companies of similar size with revenues between $250 million and $1 billion. The survey sources provide only one of the tools that the Committee uses to assess appropriate pay levels. Internal equity, Company performance, business unit performance, compensation philosophy, performance consistency, historical pay movement, pay mix, pay risk, economic environment and individual performance are also reviewed.

The surveys used by Towers Watson in their assessment of total direct compensation and CEO pay ratio as compared to other NEOs include:

•	Towers Watson 2012 CDB General Industry Executive Database,

•	Towers Watson 2012 CSR Top Management Compensation Survey,

•	Towers Watson 2012 Long-term Incentives, Policies and Practices Survey,

•	Mercer 2012 U.S. Benchmark Database - Executive Compensation Survey, and

•	National Association for Real Estate Investment Trust (NAREIT) 2012 Compensation Survey.

The Role of the Compensation Consultant

After conducting a search, the Compensation Committee selected and directly retained Towers Watson, an independent executive compensation consulting firm, to assist the Committee in:

•	Evaluating salary and incentive compensation levels,

•	Reviewing and suggesting executive pay plan design modifications,

•	Understanding current trends and legislative reform initiatives in the area of executive compensation, and

•	Assessing appropriate outside Board of Director pay levels and structuring.

In selecting Towers Watson, the Compensation Committee considered, among other factors, the following:

•	Whether a compensation adviser’s employer provides other services to A&B,

•	The amount of fees the compensation adviser’s employer receives from A&B as a percentage of such employer’s total revenues,

•	The compensation adviser’s policies and procedures to prevent conflicts of interest,

•	Business or personal relationships between a compensation adviser and any member of A&B’s compensation committee,

•	The compensation adviser’s stock ownership in A&B, and

•	Business or personal relationships between a compensation adviser or the compensation adviser’s employer and any executive officer of A&B.

The executive compensation consultant reports directly to the Committee and takes instructions from the Committee. The Committee Chair pre-approves all Towers Watson engagements, including the nature, scope and fees of assignments.

Towers Watson takes the following safeguards to ensure that its services and advice are objective:

•	The individuals providing consulting services to the Committee are not personally involved in other services Towers Watson may provide to the Company;

•	The individuals providing consulting services to the Committee are not directly compensated for the total revenues that Towers Watson generates from the Company;

•	Towers Watson’s executive compensation consultants do not hold an equity stake in the Company;

•	Other services, if any, are provided under a separate contractual arrangement;

•	Towers Watson’s executive compensation consultants do not serve as Towers Watson’s client relationship manager on services provided to the Company;

•	The Towers Watson executive compensation consultants have direct access to all members of the Committee during and between meetings; and

•	Towers Watson consultants are required to adhere to a stringent code of conduct articulating their commitment to impartial advice.

The Compensation Committee has reviewed Towers Watson's work, policies and procedures and determined that no conflicts of interest exist.

The Role of Management

Management assists the Compensation Committee in its role of determining executive compensation in a number of ways, including:

•	Providing management’s perspective on compensation plan structure and implementation,

•	Identifying appropriate performance measures and establishing individual performance goals that are consistent with the Board-approved operating plans and the Company’s strategic plan,

•	Providing the data used to measure performance against established goals, with the CEO providing perspective on individual executive performance and compensation amounts, and

•
Providing recommendations, based on information provided by Towers Watson, regarding pay levels for officers on the basis of plan formulas, salary structures and the CEO’s assessment of individual officer performance.

Tax and Accounting Considerations

In evaluating the Company’s executive compensation structure, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. Section 162(m) of the Internal

Revenue Code limits the tax deductibility of certain executive compensation in excess of $1,000,000 for any fiscal year, except for certain “performance-based compensation.” However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Stock Ownership Guidelines

To enhance shareholder alignment and ensure commitment to value-enhancing longer-term decision-making, the Company has established stock ownership guidelines. Executives are required to own a value of stock equal to the salary multiple below within two years and six months from Separation or within a five-year period after a change in salary based on promotion:

Position	Salary Multiple
CEO	5X
Other NEOs	3X

All NEOs, have met, exceeded, or are on track to meet, the ownership guidelines.

Equity Granting Policy

Equity awards are expected to be granted for current employees at the same time of year at the January Compensation Committee meeting. Equity grants for new hires or promoted employees are approved at regularly scheduled Compensation Committee meetings. The timing of these grants is made without regard to anticipated earnings or other major announcements by the Company. The exercise price for stock option grants under the 2012 Plan is the closing price on the date of grant, as specified by the 2012 Plan.

Policy Regarding Speculative Transactions and Hedging

The Company has adopted a formal policy prohibiting directors, officers and employees from (i) entering into speculative transactions, such as trading in options, warrants, puts and calls or similar instruments, involving A&B stock, or (ii) hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving A&B stock.

Policy Regarding Recoupment of Certain Compensation

The Company has adopted a formal “clawback” policy for senior management, including all NEOs. Pursuant to the policy, the Company will seek to recoup certain incentive compensation, including cash and equity bonuses based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A section of this Proxy Statement with management and, based on these discussions and review, it has recommended to the Board of Directors that the CD&A disclosure be included in this Proxy Statement.

The foregoing report is submitted by Mr. King (Chairman), Ms. Saito and Mr. Yeaman.

Compensation Committee Interlocks and Insider Participation

During 2013, the members of the Compensation Committee were Mr. King, Chairman, Ms. Saito and Mr. Yeaman. As set forth above under the subsection “Certain Relationships and Transactions,” Mr. Yeaman is an executive officer in a corporation that contracted with a limited liability company (“LLC”) in which a subsidiary of A&B is a member to provide wiring and other communication infrastructure for a condominium project being developed by the LLC, and because of this related party transaction, Mr. Yeaman did not participate in any equity compensation decisions.

Summary Compensation Table. The following table summarizes the compensation paid by A&B to its NEOs in 2013, 2012 and 2011. The information presented reflects compensation paid by A&B Predecessor prior to the Separation from A&B Predecessor on June 29, 2012 and by A&B after Separation.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (7)	Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($) (9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (10)	All Other Compensation ($) (11)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stanley M. Kuriyama Chairman of the Board and Chief Executive Officer of A&B (1)	2013 2012 2011	525,000 581,601 628,838	477,600 (6) N/A N/A	694,967 629,966 700,014	N/A 270,004 299,997	402,400 248,000 171,032	0 (12) 563,889 535,981	33,113 7,500 7,350	2,133,080 2,300,960 2,343,212
Christopher J. Benjamin President and Chief Operating Officer of A&B; President of A & B Properties, Inc. (2)	2013 2012 2011	439,089 437,467 429,450	244,754 (6)N/A N/A	420,005 409,490 454,975	N/A 175,502 195,000	190,246 102,746 304,875	0 (13) 317,155 263,880	28,946 7,087 7,350	1,323,040 1,449,447 1,655,530
Paul K. Ito Senior Vice President, Chief Financial Officer, Controller and Treasurer of A&B (3)	2013 2012 2011	303,375 275,850 248,008	168,068 (6) N/A N/A	300,032 141,771 157,482	N/A 60,745 67,498	131,932 83,025 48,717	0 (14) 77,473 80,776	22,418 7,500 6,191	925,825 646,364 608,672
Nelson N. S. Chun Senior Vice President, Chief Legal Officer of A&B (4)	2013 2012 2011	302,722 298,248 292,782	126,264 (6) N/A N/A	194,981 189,013 209,976	N/A 81,001 90,003	98,736 61,630 59,722	0 (15) 131,869 185,084	22,299 7,500 7,350	745,002 769,261 844,917
Meredith J. Ching Senior Vice President, Government & Community Relations, of A&B (5)	2013 2012	244,029 223,268	118,380 (6) N/A	175,018 141,771	N/A 60,745	91,620 53,658	0 (16) 270,013	18,551 6,379	647,598 755,834

(1)	Mr. Kuriyama was appointed Chairman of the Board and CEO of A&B on June 26, 2012. He was President and Chief Executive Officer of A&B Predecessor from January 1, 2010 to June 26, 2012.

(2)
Mr. Benjamin was appointed President and Chief Operating Officer of A&B on June 26, 2012. He was appointed President of A&B Land Group and President of A & B Properties, Inc., effective September 1, 2011. He had been Senior Vice President, Chief Financial Officer and Treasurer of A&B Predecessor since 2006 and General Manager of HC&S from March 9, 2009 to March 2011.

(3)
Mr. Ito was appointed Senior Vice President, Chief Financial Officer, Controller and Treasurer of A&B on June 26, 2012. He was Vice President and Controller of A&B Predecessor from April 2007 to June 26, 2012 and Controller of A&B Predecessor from May 2006 to April 2012.

(4)	Mr. Chun was appointed Senior Vice President and Chief Legal Officer of A&B on June 26, 2012. He was Senior Vice President and Chief Legal Officer of A&B Predecessor from July 2005 to June 26, 2012.

(5)
Ms. Ching was appointed Senior Vice President, Government & Community Relations, of A&B on June 26, 2012. She was Senior Vice President, Government & Community Relations, of A&B Predecessor from June 2007 to June 26, 2012.

(6)	Represents the NEO’s award attributable to Value Creation and individual modifiers under the PIIP program for the fiscal year identified in column (b) payable in cash in January of the following year.

(7)
Represents the grant-date fair value of time-based restricted stock units and the grant-date fair value of performance stock units (assuming the target level of performance is attained) for the fiscal year identified in column (b). Performance stock units awarded in 2013 vest in January 2015 if performance goals are attained. See Note 14 of the consolidated financial statements of the Company’s 2013 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

(8)
Represents the grant-date fair value of options granted for the fiscal year identified in column (b) based on their Black-Scholes value on the date of grant. See Notes to the consolidated financial statements of the Company’s corresponding Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

(9)	Represents the NEO’s award attributable to Pre-Tax Income goals under the PIIP program for the fiscal year identified in column (b) payable in cash in January of the following year.

(10)	All amounts are attributable to the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans.

(11)    Represents amounts contributed by A&B to the NEO’s account under the A&B Individual Deferred Compensation and Profit Sharing Plan.

(12)     The change in pension value was a decrease of $101,681.

(13)     The change in pension value was a decrease of $106,179.

(14)     The change in pension value was a decrease of $26,583.

(15)     The change in pension value was a decrease of $11,281.

(16)     The change in pension value was a decrease of $98,164.

Grants of Plan-Based Awards. The following table contains information concerning the equity and non-equity grants under A&B’s incentive plans during 2013 to the NEOs.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stanley M. Kuriyama	1/28/13	137,813	275,625	551,250	3,668	10,479	15,719	10,479	N/A	N/A	694,967
Christopher J. Benjamin	1/28/13	65,864	131,727	263,454	2,217	6,333	9,500	6,333	N/A	N/A	420,005
Paul K. Ito	1/28/13	45,675	91,350	182,700	1,583	4,524	6.786	4,524	N/A	N/A	300,032
Nelson N. S. Chun	1/28/13	34,183	68,365	136,730	1,029	2,940	4,410	2,940	N/A	N/A	194,981
Meredith J. Ching	1/28/13	31,719	63,438	126,876	924	2.639	3,959	2,639	N/A	N/A	175,018

(1)
Amounts reflected in this section relate to estimated payouts under the non-equity incentive portion of the PIIP. The value of the actual payouts is included in column (g) of the Summary Compensation Table.

(2)	Amounts in this section reflect performance stock unit grants. Performance stock units awarded in 2013 vest in January 2015 if performance goals are attained for the two year performance period.

(3)	Amounts in this section reflect time-based restricted stock unit grants awarded.

(4)	No options were granted in 2013.

The PIIP is based on corporate, business unit and individual goals, depending on the executive’s job responsibilities. Performance measures, weighting of goals and target opportunities are discussed in the CD&A section of this Proxy Statement.

Under the 2012 Plan, the Company has issued time-based restricted stock units that vest in equal increments over three years. Time-based restricted stock units that are unvested will automatically vest upon death or permanent disability. Time-based restricted stock units will partially vest on a prorated basis upon normal retirement at 65 or approved early retirement at 55 (with five years of service). Upon the effective date of any change in control, any unvested restricted share units automatically vest if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company.

Under the 2012 Plan, grantees receive dividends on the full amount of restricted stock units granted, regardless of vesting, at the same rate as is payable on the Company’s common stock. However, for grants made on or after January 2010 by A&B Predecessor, payment of accrued dividend equivalents on performance-based restricted stock units awards will be made upon attainment of the applicable performance goals and will be paid according to the number of actual shares earned.

Under the 2012 Plan, the Company has issued performance stock units, which have both a performance-vesting and a service-vesting requirement. The performance-vesting requirement is based on the Company’s total shareholder return (“TSR”) results relative to the TSR of the Standard & Poor’s Midcap 400 index over a two-year period. Under the service-vesting requirement, recipients must remain employed until the end of the two-year performance period in order to vest in any shares that become issuable on the basis of the TSR results for that period. (Pro-rata vesting will apply to the extent employment ceases with the Company during the performance period by reason of death, disability or retirement, with pro-ration to be applied to the number of shares resulting from the Company’s relative TSR over the performance period.) PSUs will be settled in shares of A&B stock.

No stock options were granted in 2013 and there is no present intent to grant stock options as part of the Company’s equity award package.

Outstanding Equity Awards at Fiscal Year-End. The following table contains information concerning the outstanding equity awards held by the NEOs.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(11)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stanley M. Kuriyama	28,945	--		21.66	1/25/2015	23,519(6)	981,448	10,479	437,289
	25,865	--		25.59	1/24/2016
	39,810	--		23.48	1/23/2017
	69,447	--		22.11	1/29/2018
	117,828	--		11.37	1/27/2019
	169,813	--		16.09	1/26/2020
	46,027	23,014 (1)		19.80	1/25/2021
	17,202	34,406 (2)		22.54	1/24/2022

Christopher J. Benjamin	23,933	--		22.11	1/29/2018	14,809(7)	617,980	6,333	264,276
	30,000	--		11.37	1/27/2019
	56,605	--		16.09	1/26/2020
	19,918	14,959 (1)		19.80	1/25/2021
	11,181	22,364 (3)		22.54	1/24/2022

Paul K. Ito	2,258	--		25.59	1/24/2016	7,458 (8)	311,222	4,524	188,787
	3,695	--		20.58	6/20/2016
	6,634	--		23.48	1/23/2017
	13,021	--		22.11	1/29/2018
	6,546	--		11.37	1/27/2019
	22,640			16.09	1/26/2020
	10,355	5,178 (1)		19.80	1/25/2021
	3,870	7,740 (4)		22.54	1/24/2022

Nelson N.S. Chun	8,621	--		25.59	1/24/2016	6,854 (9)	286,017	2,940	122,686
	15,923	--		23.48	1/23/2017
	26,042	--		22.11	1/29/2018
	9,434	-		16.09	1/26/2020
	13,808	6,905 (1)		19.80	1/25/2021
	5,160	10,322 (5)		22.54	1/24/2022

Meredith J. Ching	5,747	--		21.66	1/25/2015	5,573(10)	232,561	2,639	110,125
	6,569	--		25.59	1/24/2016
	7,962	--		23.48	1/23/2017
	13,021	--		22.11	1/29/2018
	16,365	--		11.37	1/27/2019
	19,811	--		16.09	1/26/2020
	10,355	5,178 (1)		19.80	1/25/2021
	3,870	7,740 (4)		22.54	1/24/2022

FOOTNOTES:

(1)	Vesting date of unexercised options - 1/26/14.

(2)	Vesting date of unexercised options - 17,203 shares each on 1/25/14 and 1/25/15.

(3)	Vesting date of unexercised options - 11,182 shares each on 1/25/14 and 1/25/15.

(4)	Vesting date of unexercised options - 3,870 shares each on 1/25/14 and 1/25/15.

(5)	Vesting date of unexercised options - 5,161 shares each on 1/25/14 and 1/25/15.

(6)	Vesting date of unrestricted stock - 5,054 shares on 1/26/14; 3,993 shares each on 1/25/14 and 1/25/15; and 3,493 shares each on 1/28/14, 1/28/15 and 1/28/16.

(7)	Vesting date of unrestricted stock - 3,285 shares on 1/26/14; 2,595 shares on 1/25/14 and 2,596 shares on 1/25/15; 2,111 shares each on 1/28/14, 1/28/15 and 1/28/16.

(8)	Vesting date of unrestricted stock - 1,137 shares on 1/26/14; 898 shares on 1/25/14 and 899 shares on 1/25/15; 1,508 shares each on 1/28/14, 1/28/15 and 1/28/16.

(9)	Vesting date of unrestricted stock - 1,518 shares on 1/26/14; 1,198 shares each on 1/25/14 and 1/25/15; 980 shares each on 1/28/14, 1/28/15 and 1/28/16.

(10)	Vesting date of unrestricted stock - 1,137 shares on 1/26/14; 898 shares on 1/25/14 and 899 shares on 1/25/15; 879 shares on 1/28/14 and 880 shares each on 1/28/15 and 1/28/16.

(11)	Market value of stock not vested based on the closing stock price at year end.
Option Exercises and Stock Vested. The following table contains information concerning option exercises and the vesting of stock awards for the NEOs during 2013.

OPTION EXERCISES AND STOCK VESTED FOR 2013

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Stanley M. Kuriyama	62,406	1,330,808	43,238	1,439,825

Christopher J. Benjamin	20,000	310,266	17,277	575,324

Paul K. Ito	--	--	6,595	219,614

Nelson N. S. Chun	7,184	130,102	8,412	280,120

Meredith J. Ching	15,396	328,320	6,025	200,633

The value realized in column (e) was calculated based on the market value of A&B common stock on the vesting date. No amounts realized upon exercise of options or vesting of stock have been deferred.

Pension Benefits. The following table contains information concerning pension benefits for the NEOs at the end of 2013.

PENSION BENEFITS FOR 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Stanley M. Kuriyama	A&B Retirement Plan for Salaried Employees	22.0	988,391	--
	A&B Excess Benefits Plan	22.0	3,081,540	--
Christopher J. Benjamin	A&B Retirement Plan for Salaried Employees	12.4	328,470	--
	A&B Excess Benefits Plan	12.4	919,411	--
Paul K. Ito	A&B Retirement Plan for Salaried Employees	8.8	157,938	--
	A&B Excess Benefits Plan	8.8	97,680	--
Nelson N. S. Chun	A&B Retirement Plan for Salaried Employees	10.2	436,391	--
	A&B Excess Benefits Plan	10.2	539,356	--
Meredith J. Ching	A&B Retirement Plan for Salaried Employees	31.6	1,213,259	--
	A&B Excess Benefits Plan	31.6	458,726	--

Actuarial assumptions used to determine the present values of the pension benefits include: Discount rates for qualified and non-qualified retirement plans of 4.90% and 3.50%, respectively. Age 62 with 5 years of service (or current age, if greater) is the assumed retirement age. Qualified plan benefits (traditional defined benefit and cash balance) are assumed to be paid on a life annuity basis (however, cash balance portion could be paid in a lump sum). The cash balance accounts are projected to the assumed retirement age using 2.66% interest per year (the rate in effect for 2014) with no future pay credits. The projected qualified plan cash balance accounts were converted to life annuities at the assumed retirement age using the annuity conversion interest assumptions and mortality used in our financial disclosures, i.e., 1.40% (for the first 5 years), 4.66% (next 15 years) and 5.62% (years in excess of 20) and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The Applicable Mortality Table is defined by the IRS for years through 2014, and for subsequent years, the assumption is that the IRS will continue to apply the same annual mortality improvements as it did through 2014 in each future year.

The Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account. The present value was determined based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures, i.e., 0.85% (for the first 5 years), 2.84% (next 15 years) and 3.43% (years in excess of 20) and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The cash balance accounts are projected to the assumed retirement age using 2.66% interest per year (the rate in effect for 2014) with no future pay credits.

A&B Retirement Plan for Salaried Employees:

The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”) provides pension benefits to the Company’s salaried employees who are not subject to collective bargaining agreements. In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008. These employees participate in the Company’s cash balance defined benefit pension plan, in which participants accrue 5% of their eligible annual compensation under a cash balance formula. Effective January 1, 2012, the Company froze benefit accruals under its traditional defined benefit plans for non-bargaining unit employees hired before January 1, 2008 and replaced the benefit with the cash balance formula mentioned above. The Qualified Retirement Plan, as adopted by A&B, mirrors the provisions of A&B Predecessor’s qualified retirement plan.

The traditional defined benefit formula was based on participants’ service and average monthly compensation in the five highest consecutive years of their final 10 years of service through December 31, 2011. Compensation included base salary, overtime pay and one-year bonuses. The amounts were expressed as a single life annuity payable at the normal retirement age of 65. An employee became vested after five years of service with A&B Predecessor or the Company. An employee may take early retirement at age 55 or older, if the employee has already completed at least five years of service with A&B Predecessor or the Company. If an employee retires early, the same formula for normal retirement is used, although the benefit will be reduced for commencement before age 62 because the employee will receive payment early and over a longer period of time.

Effective January 1, 2012, a cash balance formula provides a retirement account equal to 5 percent of an employee’s eligible cash compensation, for each year worked, while covered by the cash balance formula, plus interest. The vesting period was reduced from five years to three years for an employee with a cash balance account. At retirement or other separation from service, the employee may elect to receive the vested cash balance portion of the Qualified Retirement Plan benefits as a lump sum or an actuarially equivalent annuity.

A&B Excess Benefits Plan: The Excess Benefits Plan was adopted to help the Company meet its objectives for retirement plans, including assisting employees with retirement income planning, increasing the attractiveness of employment with the Company and attracting mid-career executives. The Excess Benefits Plan works together with the Qualified Retirement Plan and A&B Profit Sharing Retirement Plan to provide Company pension benefits and profit sharing contributions in amounts equal to what otherwise would have been provided using the Qualified Retirement Plan’s and A&B Profit Sharing Retirement Plan’s formulas except for the compensation, contribution and benefits limits imposed by tax law. Effective December 31, 2011, A&B Predecessor also froze pension benefits that had accumulated under the traditional defined benefit formula under the Excess Benefits Plan effective January 1, 2012. Under the pension portion of the Excess Benefits Plan associated with the Qualified Retirement Plan, benefits under the traditional defined benefit formula are payable after the executive’s separation from service in a lump sum that is actuarially equivalent to the annuity form of payment, and the cash balance account is paid as a lump sum. Under the profit sharing portion of the Excess Benefits Plan associated with the A&B Profit Sharing Retirement Plan, amounts are credited to executives’ accounts, to be payable after the executive’s separation from service. All NEOs are eligible to participate in the Excess Benefits Plan. The Excess Benefits Plan, as adopted by A&B, mirrors the provisions of A&B Predecessor’s excess benefits plan.

Non-Qualified Deferred Compensation. The following table contains information concerning non-qualified deferred compensation for the NEOs.

2013 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Stanley M. Kuriyama	--	--	910	--	52,912
Christopher J. Benjamin	--	--	140	--	8,118
Paul K. Ito	--	--	--	--	--
Nelson N. S. Chun	--	--	99	--	5,771
Meredith J. Ching	--	--	--	--	--

(1)	Includes interest earned on the prior year's cash account balance. Common stock equivalent units were mandatorily converted to cash, effective February 1, 2013.

Other Potential Post-Employment Payments.

Change in Control Agreements: A&B has entered into Change in Control Agreements with each of the NEOs, which are intended to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. The Company has adopted a participation policy that extends these agreements to only senior level executives whose employment would be most likely at risk upon a change in control. Each Change in Control Agreement has an initial one-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Change in Control Agreements provide for certain severance benefits if the executive’s employment is terminated by A&B without “cause” or by the executive for “good reason,” in each case as defined in the agreement, following a “Change in Control Event” of A&B, as defined by Internal Revenue Code Section 409A, as follows. Upon a termination of employment under the above circumstances, the executive will be entitled to receive (i) a lump-sum severance payment equal to two times the sum of the executive’s base salary and target bonus, (ii) pro rata payment at target with respect to outstanding contingent awards for uncompleted performance periods, (iii) a lump sum payment of amounts due the executive under deferred compensation plans, and (iv) an amount equal to the positive spread between the exercise price of outstanding options held by the executive and the fair market value of the underlying shares at the time of termination. In addition, A&B will maintain all (or provide similar) health and welfare benefit plans for the executive’s continued benefit for a period of two years after termination. A&B will also reimburse executives for individual outplacement counseling services up to $10,000. These are “double trigger” agreements under which no payments are made and long-term incentives do not accelerate unless both a change in control and a qualifying termination of employment occurs.

In the event that any amount payable to the executive is deemed under the Internal Revenue Code to be made in connection with a change in control of the Company, and such payments would result in the excise tax imposed on “excess parachute payments” under the Internal Revenue Code, the Change in Control Agreements provide that the executive’s payments will be reduced to an amount that would not result in the imposition of the excise tax, to the extent that such reduction would result in a greater after-tax benefit to the executive. No tax gross-up payments are provided by the Change in Control Agreements.

If there is a potential change in control of the Company, the executive agrees to remain in the employ of the Company until the earliest of (1) a date six months after the occurrence of the potential change in control, (2) the termination of the executive’s employment by reason of disability or retirement, or (3) the occurrence of a change in control of the Company.

Executive Severance Plan: The Company also maintains the Executive Severance Plan (“Severance Plan”) that covers the NEOs. The Severance Plan continues from year to year, subject to a periodic review by the Board of Directors. The Severance Plan provides certain severance benefits if a designated executive is involuntarily terminated without “cause,” as defined in the Severance Plan, or laid off from employment as part of a job elimination/restructuring or reduction in force. Upon such termination of employment, the executive will be entitled to receive an amount equal to six months’ base salary, payable in equal installments over a period of one year, and continued payment by the Company of life and disability insurance premiums and COBRA premiums for continued group health plan coverage. If the executive executes a release agreement acceptable to the Company, the executive will be entitled to receive additional benefits, including an additional six months of base salary and designated benefits, reimbursement for outplacement counseling services and a prorated share of incentive plan awards at target levels under the PIIP that would have been payable to the executive had he or she remained employed until the end of the applicable performance period.

Voluntary Resignation: If the executive voluntarily resigns from the Company, no amounts are payable under the Severance Plan or the PIIP. The executive may be entitled to receive retirement and retiree health and welfare benefits to the extent those benefits have been earned or vested under the provisions of the plans. The executive may have up to three to six months after termination to exercise vested stock options at the time of termination. In addition, the executive would be entitled to any amounts voluntarily deferred (and the earnings accrued) under the A&B Profit Sharing Retirement Plan.

Other benefits, as described in the CD&A section of this Proxy Statement, may include accrued, vested benefits under the Qualified Retirement Plan and the Excess Benefits Plan.

The following tables show the potential value to each executive under various termination-related scenarios, assuming that the termination of employment or other circumstances resulting in payment occurred on December 31, 2013.

Executive Termination Scenarios

Components	Change in Control w/Termination ($)	Termination w/o cause ($)(1)	Termination w/cause ($)	Voluntary Resignation ($)	Death ($)	Disability ($)(3)	Retirement ($)(2)
Stanley M. Kuriyama
Cash Severance	2,152,500	525,000
Retirement Benefits (4)	346,617 69,904(5)	150,690 69,904(5)	150,690 69,904(5)	150,690 69,904(5)	150,690 (395,360)(5)(6)		150,690 69,904(5)
Health & Welfare Benefits	40,962	16,596
Outplacement Counseling	10,000	10,000
Long-Term Incentives (7)	2,584,625				2,365,981	1,201,033	1,201,033(8)
Total (lump sum)	5,134,705	702,286	150,690	150,690	2,516,671	1,201,033	1,351,723
Total (annuity)	69,904	69,904	69,904	69,904	(395,360) (6)		69,904

Christopher J. Benjamin
Cash Severance	1,405,085
Retirement Benefits (4)	123,281 (63,555)(5)(6)	(240,496)(6) (63,555)(5)(6)		(240,496)(6) (63,555)(5)(6)	(240,496)(6) (207,609)(5)(6)		Not yet eligible
Health & Welfare Benefits	35,624	15,261
Outplacement Counseling	10,000	10,000
Long-Term Incentives (7)	1,640,106				1,507,968	750,752	Not yet eligible
Total (lump sum)	3,214,096			(240,496)(6)	1,267,472	750,752
Total (annuity)	(63,555)(6)			(63,555)(6)	(207,609)(6)

Paul K. Ito
Cash Severance	974,400
Retirement Benefits (4)	57,987 (23,454)(5)(6)		(24,551)(6) (23,454)(5)(6)	(24,551)(6) (23,454)(5)(6)	(24,551)(6) (90,788)(5)(6)		Not yet eligible
Health & Welfare Benefits	38,061
Outplacement Counseling	10,000
Long-Term Incentives (7)	762,391						Not yet eligible
Total (lump sum)	1,842,839		(24,551)(6)	(24,551)(6)	643,447	405,914
Total (annuity)	(23,454)(6)		(23,454)(6)	(23,454)(6)	(90,788)(6)

Components	Change in Control w/Termination ($)	Termination w/o cause ($)(1)	Termination w/cause ($)	Voluntary Resignation ($)	Death ($)	Disability ($)(3)	Retirement ($)(2)
Nelson N. S. Chun
Cash Severance	881,148	303,844
Retirement Benefits (4)	45,721 14,573(5)	13,280 14,573(5)	13,280 14,573(5)	13,280 14,573(5)	13,280 (181,016)(5)(6)		13,280 14,573(5)
Health & Welfare Benefits	27,444	11,514
Outplacement Counseling	10,000	10,000
Long-Term Incentives (7)	758,484				697,141	347,635	347,635(8)
Total (lump sum)	1,722,796	338,638	13,280	13,280	710,421	347,635	360,915
Total (annuity)	14,573	14,573	14,573	14,573	(181,016)(6)		14,573

Meredith J. Ching
Cash Severance	761,250	253,750
Retirement Benefits (4)	40,247 82,422(5)	9,290 82,422(5)	9,290 82,422(5)	9,290 82,422(5)	9,290 (540,896)(5)(6)		9,290 82,422(5)
Health & Welfare Benefits	23,743	10,074
Outplacement Counseling	10,000	10,000
Long-Term Incentives (7)	604,952				549,889	287,805	28,7805(8)
Total (lump sum)	1,440,192	283,114	9,290	9,290	559,179	287,805	297,095
Total (annuity)	82,442	82,442	82,442	82,442	(540,896)(6)		82,442

(1)	Assumes execution of an acceptable release agreement as provided by the Executive Severance Plan.

(2)
Normal retirement is at age 65. An executive with 5 years of service may retire at age 62 with unreduced traditional defined benefit pension benefits under the Qualified Retirement Plans. Employees may elect early retirement after attaining age 55 and completing 5 years of service.

(3)
If an NEO is disabled, he will continue to accrue credited vesting service as long as he is continuously receiving disability benefits under A&B’s sickness benefits plan or long-term disability benefit plan. Should the NEO stop receiving disability benefits, the accrual of credited vesting service will cease. Upon the later of attainment of age 65 or the date at which he is no longer eligible for disability benefits, the NEO will be entitled to receive a pension benefit based on his years of credited benefit service and his compensation prior to his becoming disabled.

(4)	Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table, which uses a different set of assumptions as described in the related narrative.

(5)	Represents the present value of amount paid as an annuity.

(6)
The Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table. Under certain termination scenarios, benefits reflected in the Pension Benefits Table under the various retirement plans are forfeited or reduced resulting in a negative value.

(7)
Includes the gain on accelerated stock options and the value of accelerated restricted stock and performance share units. The value of stock awards was determined based on the closing price of A&B common stock on December 31, 2013 of $41.73.

(8)	An NEO receives continued three-year vesting of stock options; see Outstanding Equity Awards at Fiscal Year-End table in this Proxy Statement for vested and unvested equity awards.

All amounts shown are lump-sum payments, unless otherwise noted. Assumptions used in the tables above include: Discount rates for qualified and non-qualified retirement plans of 4.90% and 3.50%, respectively; and a stock price of $41.73. The assumed retirement age is the current age if eligible for early retirement (at least age 55 with 5 years of service); otherwise it is the normal retirement age 65. Qualified plan benefits (traditional defined benefit and cash balance) are assumed to be paid on a life annuity basis (however, cash balance portion could be paid in a lump sum). The cash balance accounts are projected to the assumed retirement age using 2.66% interest per year (the rate in effect for 2014) with no future pay credits. The projected qualified cash balance accounts were converted to life annuities at the assumed retirement age using the annuity conversion interest assumptions and mortality used in our financial disclosures, i.e., 1.40% (for the first 5 years), 4.66% (next 15 years) and 5.62% (years in excess of 20) and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The Applicable Mortality Table is defined by the IRS for years through 2014, and for subsequent years, the assumption is that the IRS will continue to apply the same annual mortality improvements as it did through 2014 in each future year.

The Excess Benefits Plan benefits are paid, upon termination, as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account. The lump sum conversion was based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures, i.e., for change in control lump sums: 0.62% (for the first 5 years), 2.26% (next 15 years) and 2.85% (years in excess of 20); for other scenarios: 0.85% (for the first 5 years), 2.84% (next 15 years) and 3.43% (years in excess of 20); and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code.

Statements in this section that are not historical facts are “forward-looking statements” that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.

Use of Non-GAAP Financial Measures

The Company reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the years ended December 31, 2013 and 2012 are presented below.

	Year Ended
	December 31
(dollars in millions, except earnings per share, unaudited)	2013	2012
Net income	$36.9	$20.5
Professional service and other expenses incurred to acquire Grace Pacific LLC	4.6	—
Professional service and other expenses incurred to effect Separation	—	5.7
Charge to convert pre-Separation stock options to A&B-only options	—	1.1
Write-down of non-strategic Mainland development project carrying values	—	9.8
Income tax effect of adjusting items	(1.7)	(4.8)
Adjusted net income	$39.8	$32.3

Diluted earnings per share, net income	$0.82	$0.48
Professional service and other expenses incurred to acquire Grace Pacific LLC	0.10	—
Professional service and other expenses incurred to effect Separation	—	0.13
Charge to convert pre-Separation stock options to A&B-only options	—	0.03
Write-down of non-strategic Mainland development project carrying values	—	0.23
Income tax effect of adjusting items	(0.04)	(0.12)
Diluted earnings per share, adjusted net income	$0.88	$0.75

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs.

A&B’s compensation philosophy is to drive the Company’s objectives and further shareholder interests through a compensation program that attracts, motivates and retains outstanding executives, and rewards outstanding performance. The CD&A section of this Proxy Statement, beginning on page 17, discusses our policies and procedures that implement our compensation philosophy. Highlights of our compensation program include the following:

•
Executive compensation is closely aligned with performance. In 2013, between 52 and 61 percent of the NEOs’ target total direct compensation was variable and performance-based, with 70 percent of the CEO’s target total direct compensation variable and performance-based. The ratio of variable compensation is consistent with market practices.

•
The Company remains committed to responsible pay practices and has adopted policies that are representative of best practices, including a clawback policy that applies to all senior management and a policy prohibiting hedging and other speculative transactions involving Company stock. The Compensation Committee is focused on continuous improvement in executive compensation practices and policies to ensure alignment between pay and performance, as well as implementation of best practices. This includes, but is not limited to, such practices as adopting a 50th percentile target compensation philosophy, using multiple performance metrics, double triggers on equity grants in the event of a change in control, reasonable change-in-control agreements, no employment agreements, no guaranteed bonuses, no executive perquisites (other than parking), and protocols for an annual pay risk assessment. In 2013, the average total direct compensation for NEOs was below the 50th percentile targeted.

•
As described previously in this proxy statement, stock price performance has been strong, revenues and adjusted net income have increased from 2012, and significant value creation accomplishments occurred in 2013. The executive compensation program reflected between target and extraordinary performance by the Company in 2013, which resulted in a payout at 155% of annual cash incentive targets, and a profit sharing contribution of 4.85% of base salary.

The following resolution is being submitted for a shareholder advisory vote at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. As we announced after the 2013 Annual Meeting of Shareholders, we will provide shareholders the opportunity to cast an advisory vote on executive compensation on an annual basis.

The Board of Directors recommends that shareholders vote FOR the approval of the resolution relating to executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B, including the review and approval of all related person transactions required to be disclosed in this Proxy Statement. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B’s independent registered public accounting firm, the results of the year-end audit of A&B, including the auditors’ report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B’s audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board rules and, with and without management present, has discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements.

The Audit Committee has received the written communication regarding independence from Deloitte & Touche LLP required under the rules of the Public Company Accounting Oversight Board, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B’s audited consolidated financial statements be included in A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as A&B’s independent registered public accounting firm for 2014.

The foregoing report is submitted by Mr. Pasquale (Chairman), Mr. Dods and Mr. Harrison.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Although ratification of this appointment is not required by law, the Board believes that it is desirable as a matter of corporate governance. If shareholders do not ratify the appointment of Deloitte & Touche LLP, it will be considered as a recommendation to the Board and the Audit Committee to consider the retention of a different firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

In compliance with applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed. All services provided by Deloitte & Touche LLP during 2013 were pre-approved in accordance with these policies.

For the year ended December 31, 2013, A&B’s first full year following Separation, professional services were performed by Deloitte & Touche LLP (including affiliates) for A&B as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual consolidated financial statements, including Sarbanes-Oxley Section 404 attestation-related work, for the fiscal years ended December 31, 2013 and 2012, the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and consents for SEC registration statements were approximately $1,975,000 and $1,780,000, respectively.

Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2013 and 2012 were approximately $439,000 and $83,000, respectively and were related primarily to the audits of the Company’s employee benefit plans and standalone subsidiaries and services and audits rendered in connection with acquisitions made by the Company.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2013 and 2012 were $20,000 and $0, respectively.

All Other Fees. There were no fees billed for services not included above for the fiscal years ended December 31, 2013 and 2012.

SHAREHOLDERS WITH THE SAME ADDRESS

Individual shareholders sharing an address with one or more other shareholders may elect to “household” the mailing of the Notice of Internet Availability of Proxy Materials or our annual report and proxy statement. This means that only one Notice of Internet Availability of Proxy Materials or our annual report and proxy statement will be sent to that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. We will promptly send a separate Notice of Internet Availability of Proxy Materials or our annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate Notices of Internet Availability of Proxy Materials or our annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be mailed to Alexander & Baldwin, Inc., P.O. Box 3440, Honolulu, HI 96801-3440, Attn: Alyson J. Nakamura, Corporate Secretary or by calling (808) 525-8450. If you are a shareholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

OTHER BUSINESS

The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those included in this Proxy Statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will use their best judgment in voting upon them.

SHAREHOLDER PROPOSALS FOR 2015

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2015 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 13, 2014 in order to be considered for inclusion in the year 2015 Proxy Statement and proxy.

In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than December 30, 2014. A&B’s Bylaws require that shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than December 30, 2014 and not earlier than December 1, 2014.

The Company’s Bylaws provide that no person (other than a person nominated by the Board) will be eligible to be elected a director at an annual meeting of shareholders unless the Corporate Secretary has received, not less than 120 days nor more than 150 days before the anniversary date of the prior annual meeting, a written shareholder’s notice in proper form that the person’s name be placed in nomination. If the annual meeting is not called for a date which is within 25 days of the anniversary date of the prior annual meeting, a shareholder’s notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder’s notice must include information about each nominee and the shareholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

By Order of the Board of Directors

/s/ Alyson J. Nakamura

ALYSON J. NAKAMURA
Corporate Secretary

ALEXANDER & BALDWIN, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 PM, HST, on April 28, 2014.

Vote by Internet

- Go to www.envisionreport.com/ALEX
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1. Election of Directors: **Nominees:**
   01 - W. Allen Doane
   02 - David C. Hulihee
   03 - Stanley M. Kuriyama

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees ☐ For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. PROPOSAL TO APPROVE THE ADVISORY RESOLUTION RELATING TO EXECUTIVE COMPENSATION	☐	☐	☐
3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

B Non-Voting Items

Comments — Please print your comments below

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1UPX

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: **www.envisionreports.com/ALEX**

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ALEXANDER & BALDWIN, INC.

Proxy — ALEXANDER & BALDWIN, INC.

822 Bishop Street, Honolulu, Hawaii 96813

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 2014
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C.G. King, S.M. Kuriyama and J.N. Watanabe, and each of them, proxies with full power of substitution, to vote the share of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesda April 29, 2014, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as stated on th reverse side.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THI PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERL MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be marked, dated and signed, on other side)